       As filed with the Securities and Exchange Commission on February 18, 2000
                                                           Registration No. 333-
                                                       Registration No. 333-  -1
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                       __________________________________

                        PROVIDENT BANKSHARES CORPORATION
                               PROVIDENT TRUST II
           (Exact name of registrants as specified in their Charters)

           Maryland                            6022                      52-1518642
           Delaware                            6022                     Applied For
-------------------------------    ----------------------------   -----------------------
(State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)     Classification Code Numbers)   Identification Numbers)

      114 East Lexington Street, Baltimore, Maryland 21202 (410) 277-7000 (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                Peter M. Martin
      114 East Lexington Street, Baltimore, Maryland 21202 (410) 277-7000
                         (Name, address, including zip
    code, and telephone number, including area code, of agent for service)

                                With copies to:

----------------------------------------------------------------------------------------
       Marc P. Levy, Esq.                          Abba David Poliakoff, Esq.
   Victor L. Cangelosi, Esq.                        Carla Stone Witzel, Esq.
 Muldoon, Murphy & Faucette LLP              Gordon, Feinblatt, Rothman, Hoffberger
  5101 Wisconsin Avenue, N.W.                           & Hollander, LLC
     Washington, D.C. 20016             233 E. Redwood Street, Baltimore, Maryland 21202
         (202) 362-0840                                  (410) 576-4000
----------------------------------------------------------------------------------------

Approximate date of commencement of the proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

====================================================================================================================

                                                  CALCULATION OF REGISTRATION FEE

====================================================================================================================

                                                              Proposed             Proposed
                                                              Maximum              Maximum
Title of Securities                       Amount to be     Offering Price         Aggregate            Amount of
to be Registered                           Registered         Per Unit        Offering Price (1)    Registration Fee
--------------------------------------------------------------------------------------------------------------------
___% Trust Preferred Securities             1,200,000           $25               $30,000,000            $7,920
   of Provident Trust II
--------------------------------------------------------------------------------------------------------------------
___% Junior Subordinated                    _________           $__               $__________               N/A
   Deferrable Interests Debenture of
   Provident Bankshares Corporation (2)
--------------------------------------------------------------------------------------------------------------------
Guarantee of Provident                      _________           $__               $__________               N/A
   Bankshares Corporation of
   certain obligations under the
   Trust Preferred Securities (3)
--------------------------------------------------------------------------------------------------------------------
Total Registration Fee                      _________           $__               $__________            $7,920
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, exclusive of accrued interest and dividends, if any.
(2) The Junior Subordinated Deferrable Interest Debentures will be purchased by Provident Trust II. Such securities may later be distributed for no additional consideration to the holders of the trust preferred securities upon the dissolution of the Issuer Trust and the distribution of its assets.
(3) This Registration Statement is deemed to cover the guarantee. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is payable for the guarantee.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.


                               EXPLANATORY NOTE

     The prospectus contained in this Registration Statement will be used in connection with the offering of the following securities: (1) _________% Trust Preferred Securities of Provident Trust II; (2) _________% Junior Subordinated Deferrable Interest Debentures of Provident Bankshares Corporation; (3) a Guarantee of Provident Bankshares Corporation of certain obligations under the trust preferred securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

*******************************************************************************
The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This Prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any state where the offer or sale is unlawful.
*******************************************************************************


                 Subject to completion, dated February 18, 2000
PROSPECTUS
                      1,200,000 Trust Preferred Securities

                               PROVIDENT TRUST II

                          % Trust Preferred Securities
                                 guaranteed by

             [Provident Bankshares Corporation Logo Appears Here]


Provident Bankshares Corporation

  . We are a bank holding company for our bank subsidiary, which offers a full range of consumer and commercial banking services to customers in Maryland, Northern Virginia and southern York County, Pennsylvania.

The Trust

  . Provident Trust II is our subsidiary and a statutory business trust created under the laws of Delaware.
  . We created the Trust for the limited purposes of issuing the common and trust preferred securities, investing in the junior subordinated debentures, and engaging in incidental activities.

The Trust Preferred Securities

  . The trust preferred securities represent undivided beneficial interests in the assets of the Trust, which will include the junior subordinated debentures and payments on the debentures.
  . Holders of the trust preferred securities are entitled to cumulative cash
    distributions at the annual rate of     % on March 31, June 30, September
    30 and December 31 of each year, beginning             , 2000.
  . We have applied to have the trust preferred securities approved for quotation under the proposed Nasdaq National Market symbol "PBKSP."
  . The Trust may redeem the trust preferred securities at a redemption price of $25 per trust preferred security, plus accrued and unpaid
    distributions, on or after       , 2005.
  . If we defer interest payments on the junior subordinated debentures, the Trust will defer distributions on the trust preferred securities.

The Junior Subordinated Debentures

  . We will sell             of our    % junior subordinated debentures to the
    Trust, an amount equal to the proceeds to the Trust from the sale of the common and trust preferred securities.
  . The junior subordinated debentures are scheduled to mature on            ,
    2030, but we may shorten this date.
  . We may defer interest payments on the junior subordinated debentures from time to time.

Before you make an investment decision, we urge you to consider carefully the "Risk Factors" beginning on page 7 of this Prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    Price    Underwriting Proceeds
                                                  to Public   Commission  to Trust
--------------------------------------------------------------------------------
   Per Trust Preferred Security................    $25.00        (1)       $
--------------------------------------------------------------------------------
   Total.......................................  $30,000,000     (1)       $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Because all of the proceeds from the sale of the trust preferred securities will be used to purchase the junior subordinated debentures, we have agreed to pay the underwriters, as compensation, $ per trust preferred security
    or $             in the aggregate

  Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

  Neither the trust preferred securities nor the junior subordinated debentures are deposit accounts of any bank, and neither are insured to any extent by the Federal Deposit Insurance Corporation or any other governmental agency.

Legg Mason Wood Walker                                 Ferris, Baker Watts
    Incorporated                                           Incorporated

            The date of this prospectus is            , 2000.

                               TABLE OF CONTENTS

                                                                                 Page No.
Summary...........................................................................   1
Risk Factors......................................................................   7
Selected Consolidated Financial Data..............................................  12
Use of Proceeds...................................................................  14
Capitalization....................................................................  15
Provident Trust II................................................................  16
Accounting Treatment..............................................................  17
Description of Preferred Securities...............................................  17
Description of Junior Subordinated Debentures.....................................  30
Description of Guarantee..........................................................  41
Relationship among the Preferred Securities, the Junior Subordinated Debentures,
 and the Guarantee................................................................  43
Certain Federal Income Tax Consequences...........................................  45
Certain ERISA Considerations......................................................  50
Underwriting......................................................................  50
Validity of Securities............................................................  51
Experts...........................................................................  52
Where You Can Find More Information...............................................  52
Incorporation of Certain Documents by Reference...................................  52
Cautionary Statement Concerning
  Forward-Looking Information.....................................................  53

[MAP]
We have not, and the underwriters have not, authorized any other person to provide you with information other than that provided in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these trust preferred securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                                    SUMMARY


The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. You also should read the more detailed information set out in this prospectus or incorporated in the prospectus by reference. See "Where You Can Find More Information" (page 52). In this prospectus, "we," "our," and "us," refer to Provident Bankshares Corporation.

                       Provident Bankshares Corporation


Overview

Provident Bankshares Corporation is a registered bank holding company whose principal business is conducted by its wholly owned subsidiary, Provident Bank, which is headquartered in Baltimore, Maryland. At December 31, 1999, the Bank was the third largest commercial bank chartered in Maryland in terms of assets. Our common stock trades on the Nasdaq Stock Market's National Market under the symbol "PBKS."

We provide a full range of commercial banking services from 83 branches (of which 50 are traditional branch offices and 33 are in-store facilities) in seven Maryland counties in the Baltimore/Washington, D.C. corridor, Baltimore City in Maryland, northern Virginia and southern York County, Pennsylvania. The Bank offers related financial services through its wholly owned subsidiaries, including mortgages through Provident Mortgage Corp., mutual funds, annuities and insurance products through Provident Investment Center, Inc. and leases through Court Square Leasing Corporation and Provident Lease Corporation.

At December 31, 1999, we had total assets of approximately $5.1 billion, total deposits of $3.8 billion, and total consolidated shareholders' equity of approximately $275 million.

Our principal executive offices are located at 114 East Lexington Street, Baltimore, Maryland 21202, and our telephone number at such address is (410) 277-7000.

Our Strategy

Our strategy is to continue to develop our community banking franchise in the Baltimore/Washington, D.C. corridor as well as develop the northern Virginia market by emphasizing personalized and responsive banking services in the communities in which we operate. At the same time, we are continuing to develop our portfolio and indirect consumer loan operations. Management believes that the increasing consolidation in the financial services industry, particularly in our principal market area, provides us with significant opportunities as the larger regional institutions focus increasingly on higher dollar credits and less personalized forms of service delivery.

We have experienced significant growth since the management team, led by Carl W. Stearn and Peter M. Martin, was retained in 1990 to reorient our operations from a traditional thrift institution to a commercial banking operation. In April 1998, Mr. Stearn retired as Chairman of the Board of Directors and Chief Executive Officer of Provident Bankshares Corporation and Mr. Martin assumed those positions. Mr. Stearn remains a director of Provident Bankshares Corporation. During their tenure, we have grown from approximately $1.5 billion in assets and 38 banking offices to approximately $5.1 billion in assets and 83 banking offices. In developing our commercial bank franchise, management has implemented extensive modifications to our lending, funding, balance sheet management, and operational functions to position us for future profitable growth.

In August 1997, we completed our acquisition of First Citizens Financial Corporation, a $674 million financial institution with 15 branches in the Montgomery and Frederick Counties of Maryland. We will continue to evaluate business combination opportunities.

Recent Developments

We recorded net income for the year ended December 31, 1999 of $44.2 million or $1.73 per share basic and $1.67 diluted. This represented a

13.1% increase in net income over the same period a year ago. Net income for the year ended December 31, 1998 was $39.0 million or $1.52 per share basic or $1.47 diluted. The higher earnings in 1999 were primarily due to a $17.5 million increase in net interest income, offset in part by lower non-interest income of $1.7 million and higher operating costs of $9.3 million. There was a $457,000 decrease in the provision for loan losses during 1999 and net charge-offs of $13.0 million. We decreased our loan loss provision despite an increase in charge-offs because the increase in 1999 charge-offs was primarily related to an adverse decision in a lawsuit associated with a letter of credit issued in 1989.

Our returns on average assets and average equity were 0.90% and 15.46% in 1999, respectively. Additionally, our efficiency ratio was 63.4% in 1999.

We have transitioned our asset base into higher yielding products since 1995, with investment securities, residential mortgages and loans held for sale declining from 51.4% at year-end 1995 to 39.4% of earning assets at December 31, 1999. Loan growth has ranged between 13-21% in recent years, supported by consumer and commercial loan emphasis as well as disciplined wholesale purchases of seasoned consumer portfolios. At December 31, 1999, Provident's loan balance totaled $3.2 billion and was composed of 69% consumer loans, 23% commercial and commercial real estate loans, and 8% residential mortgage loans.

At December 31, 1999, we had non-performing loans of $28.9 million, or 0.91% of total loans. The increase in non-performing loans in 1999 is primarily the result of one health care relationship, the largest portion of which is part of a shared national credit of $15 million. The total relationship is $21 million. The allowance for loan losses at December 31, 1999, was 1.25% of total loans and 137.6% of non-performing loans. Net charge-offs at December 31, 1999 were 0.40% of average loans. Additionally, our net charge-offs to average loans ratio has averaged 0.23% over the five years ended December 31, 1999.

In addition to emphasizing credit quality, management has focused on liquidity by maintaining an investment portfolio of $1.7 billion at December 31, 1999. Of the investment portfolio, 87.9% is invested in mortgage-backed securities with a weighted average life of 5.6 years and 3.4% is invested in U.S. government obligations.

On April 15, 1998, Provident Trust I, a statutory business trust created under the laws of the State of Delaware, issued $40,000,000 of its 8.29% Exchange Capital Securities to certain investors. These securities remain outstanding. A copy of the prospectus dated July 31, 1998, relating to the Exchange Capital Securities will be made available to you at no cost through our Corporate Secretary. The 8.29% Exchange Capital Securities will be of equal rank to the securities offered through this prospectus.

A stockholder has submitted a proposal that would require us to immediately take steps to achieve a sale, merger or other acquisition of the Company on terms that will maximize stockholder value. Our Board of Directors intends to oppose the proposal if it is presented properly at our Annual Meeting of Stockholders.

Provident Trust II

Provident Trust II is a statutory business trust that we formed under the Delaware Business Trust Act. The Trust is selling 1,200,000 Trust Preferred Securities in this Offering. The Trust also will issue common trust securities to us. The Trust Preferred Securities and the common securities are referred to in this prospectus as the Trust Securities.

The Trust exists only to issue Trust Securities for cash, to invest the proceeds in an equivalent amount of ___% Junior Subordinated Deferrable Interest Debentures due 2030 issued by us, and to engage in other activities that are necessary or incidental to the issuance of the Trust Securities and the investment in Junior Subordinated Debentures. The Trust does not have separate financial statements. We do not believe that the statements would be significant to you because the Trust is our direct, wholly owned subsidiary, has no independent operations, and exists solely for the reasons summarized above. We will pay all of the expenses of operating the Trust.

The Trust's principal office is located at 114 East Lexington Street, Baltimore, Maryland, and its telephone number is (410) 277-7000.

                                 The Offering

The Issuer............................  Provident Trust II, a Delaware statutory business trust.

Securities Being Offered..............  1,200,000 trust preferred securities having a liquidation amount of $25 per
                                        trust preferred security. The trust
                                        preferred securities represent preferred undivided beneficial interests in the assets of the Trust, which will consist solely of junior subordinated debentures. We will guarantee payments on the trust preferred securities to the extent of funds in the Trust.

The Offering Price....................  $25 per trust preferred security.

The Payment of Distributions..........  The Trust will pay distributions to you on each trust preferred security at an
                                        annual rate of ____%. The distributions
                                        will be cumulative, will accumulate from the date of issue, and will be payable in arrears with additional distributions, compounded quarterly, beginning ____________, 2000.

Our Option to Extend the Interest
   Payment Period.....................  At any time that we are not in default under the junior subordinated
                                        debentures, we may defer payments of
                                        interest on the junior subordinated
                                        debentures for up to 20 consecutive
                                        quarters, but not beyond their stated
                                        maturity date. The Trust would defer
                                        quarterly distributions on the trust
                                        preferred securities while we are
                                        deferring payment on the junior
                                        subordinated debentures. Deferred
                                        quarterly distributions will accumulate
                                        additional distributions at an annual
                                        rate of ____% compounded quarterly.

                                        During any period that we are deferring
                                        interest payments, we may not declare or pay any cash distributions on our capital stock or debt securities that are of equal or lower rank than the junior subordinated debentures. After the end of any period in which we are deferring interest payments, if we have paid all deferred and current interest under the junior subordinated debentures, we may defer interest payments again. If we defer interest payments, you will be required to include deferred interest income in your gross income for United States federal income tax purposes even if you have not received distributions.

Junior Subordinated Debentures........  The Trust will invest the proceeds from the issuance of the trust preferred
                                        securities and common securities in an
                                        equivalent amount of our _____% junior
                                        subordinated debentures.

Maturity of Debentures................  The junior subordinated debentures are scheduled to mature on ____________,
                                        2030. The Trust must redeem the trust
                                        preferred securities when the junior
                                        subordinated debentures are paid on the
                                        maturity date, or following any earlier
                                        redemption of the junior subordinated
                                        debentures.

Redemption of the Preferred
   Securities is Possible.............  The Trust may redeem the trust preferred securities in whole or in part, if we
                                        repay the junior subordinated
                                        debentures. Subject to any regulatory
                                        approval that may then be required, we
                                        may redeem the junior subordinated
                                        debentures before their scheduled
                                        maturity either (1) on or after
                                        ____________, ____, in whole at any time
                                        or in part, from time to time, or (2) at any time, in whole, but not in part, within 90 days after:

                                        .    certain tax events occur or become
                                             likely to occur;

                                        .    the Trust is or becomes likely to
                                             be deemed to be an investment
                                             company; or

                                        .    there is a change in the regulatory
                                             capital treatment of the trust
                                             preferred securities.

                                        We will use the cash proceeds of any
                                        redemption to pay you the liquidation
                                        amount for the trust preferred
                                        securities. The liquidation amount you
                                        will receive will be $25 per trust
                                        preferred security plus any accrued and
                                        unpaid distributions to the date of
                                        redemption.

How the Securities will Rank in
   Right of Payment...................  The trust preferred securities will rank equally with the common securities
                                        issued by the Trust. The Trust will pay
                                        distributions on the trust preferred
                                        securities and the common securities pro rata. If we default by failing to pay interest payments on the junior subordinated debentures, no distributions on the common securities will be paid until all accumulated and unpaid distributions on the trust preferred securities have been paid.

                                        Our obligation under the junior
                                        subordinated debentures is unsecured and generally will rank junior in priority to any of our senior and other subordinated indebtedness. If we create any other trusts similar to this Trust, then the subordinated debentures will rank equally with any other junior subordinated debentures we issue to the trusts.

                                        Our obligation under the guarantee is
                                        unsecured and will rank junior to our
                                        senior and other subordinated
                                        indebtedness. If we issue any other
                                        guarantees in the future relating to
                                        trust preferred securities issued by the other trusts, then the guarantee issued in this transaction will rank equally with our guarantee related to the trust preferred securities issued by Provident Trust I and any other guarantees.

                                        Because we are a holding company, the
                                        junior subordinated debentures and the
                                        guarantee will effectively be
                                        subordinated to all existing and future
                                        liabilities of our subsidiaries.

                                        The trust preferred securities, junior
                                        subordinated debentures and our
                                        guarantee will rank equally with the
                                        Exchange Capital

                                        Securities that were issued in 1998 in
                                        connection with Provident Trust I.

The Junior Subordinated Debentures
  may be Distributed to You..........   Under certain circumstances and after we
                                        obtain any necessary regulatory
                                        approvals, we may dissolve the Trust. If we dissolve the Trust, after satisfaction of any of the Trust's liabilities to creditors, the Trust will distribute your pro rata share of the junior subordinated debentures to you in liquidation of the Trust.

Our Obligations to Guarantee
   Payments..........................   We provide an irrevocable and
                                        unconditional guarantee of payments of
                                        distributions and other amounts due on
                                        the trust preferred securities. Our
                                        obligations to guarantee the payments
                                        and other amounts are found under the
                                        junior subordinated debentures, the
                                        indenture, the trust agreement and the
                                        guarantee, taken together.

                                        If we do not make payments on the junior subordinated debentures, the Trust will not have sufficient funds to make distributions on the trust preferred securities. The guarantee does not cover distributions when the Trust does not have sufficient funds.

Limited Voting Rights................   You will have no voting rights except in
                                        limited circumstances.

The Use of Proceeds..................   The Trust will invest all of the
                                        proceeds from the sale of the trust
                                        preferred and the common securities in
                                        our junior subordinated debentures. We
                                        intend to utilize a substantial portion
                                        of the net proceeds for our stock
                                        repurchase program. We intend to
                                        contribute the remainder of net proceeds from our sale of the junior subordinated debentures to our subsidiary bank to fund the bank's operations, support internal growth opportunities, and to use the remainder to finance growth, including future acquisitions if and when suitable opportunities arise, and for general corporate purposes.

                                        The trust preferred securities may
                                        qualify in whole or in part, as our
                                        "Tier 1" capital or core capital, with
                                        certain limitations, in accordance with
                                        capital guidelines provided by The
                                        Federal Reserve. The remaining amount of trust preferred securities that does not qualify as our "Tier 1" capital will qualify as "Tier 2," or supplementary capital.

Nasdaq National Market Symbol.........  We have applied for a listing of the securities on the Nasdaq National Market under the symbol "PBKSP."

Book-Entry............................  The trust preferred securities will be represented by a global security that
                                        will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its nominee. You will not receive a certificate for your trust preferred securities.

No Rating.............................  We do not expect that the trust preferred securities will be rated by
                                        any rating service.

ERISA Considerations..................  You must consider carefully the information described under "Certain
                                        ERISA Considerations."

     For additional information regarding the trust preferred securities, see:
"Description of Preferred Securities" on page 17, "Description of Junior Subordinated Debentures" on page 30, "Description of Guarantee" on page 41, "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee" on page 43 and "Certain Federal Income Tax Consequences" on page 45.

                                 RISK FACTORS

     You should carefully consider the following risk factors before purchasing the trust preferred securities. This prospectus contains forward-looking statements that involve risk and uncertainties. You can identify these forward-looking statements because they may include terms such as "believes," "anticipates," "intends," "expects," or similar expressions, and may include discussions of future strategy. We caution you not to rely unduly on any forward-looking statements in this prospectus. Our actual results could differ materially from the forward-looking statements. The risk factors described below could cause or contribute to these differences and apply to all forward-looking statements wherever they appear in this prospectus.

               Risk Factors Relating to the Preferred Securities

Payments on the Trust Preferred Securities depend on our making payment on the Junior Subordinated Debentures.

     The ability of Provident Trust II to make the required payments on the capital securities depends on our ability to make the required payments on the junior subordinated debentures. If we default on our obligations to pay our other creditors, then we may be prohibited from paying you. Our obligations to you under the guarantee and the junior subordinated debentures rank lower than our obligations to most of our other creditors. If we do not pay our other creditors amounts we owe them, we may be prohibited from paying you. If we go into bankruptcy or insolvency, our other creditors must be paid in full before you may be paid. There is no limitation on the amount of secured or unsecured debt that may be incurred by us.

If we defer interest payments, there may be adverse tax consequences to you and this may affect the trading price for the securities.

     If we extend the interest payment period, you will not receive distributions, but you will recognize ordinary income and incur a related federal income tax liability, and you will recognize a capital loss that may be used only to offset a capital gain. So long as we are not in default, we may defer the payment of interest on the junior subordinated debentures from time to time for up to 20 consecutive quarters. If we defer interest payments, the Trust will defer quarterly distributions to you on the trust preferred securities. During a deferral period you will continue to accrue income (in the form of original issue discount) for federal income tax purposes on the trust preferred securities, but you will not receive your cash distributions. In addition, your tax basis in the trust preferred securities will increase by the amount of accrued but unpaid distributions. If you sell the trust preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income.

We may redeem the securities early, which may adversely affect you.

     The Trust may return your principal to you early, which would require you to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the trust preferred securities. Under the following circumstances we may return your principal before the stated maturity of the junior subordinated debentures:

     . We may redeem all of the junior subordinated debentures in whole, but not in part, prior to maturity within 90 days after certain occurrences at any time during the life of the Trust. If we redeem the junior subordinated debentures due to the occurrence of one of these events, the Trust will redeem the trust preferred securities. You would receive the redemption price.

     . We may also at any time shorten the maturity of the junior subordinated debentures to a date not earlier than ____________, 2005. We may be required to obtain regulatory approval before shortening the maturity of the junior subordinated debentures.

     . You should be aware that Congress may enact legislation that would adversely affect our ability to deduct the interest we pay on the junior subordinated debentures or that otherwise results in unfavorable tax consequences for us or the Trust. This legislation may cause us to redeem the junior subordinated debentures and cause the Trust to redeem the trust preferred securities.


     If we redeem the junior subordinated debentures we would redeem the trust preferred securities, and you may be required to reinvest your principal.

     We can distribute the junior subordinated debentures to you, which may have adverse tax consequences for you and which may adversely affect the market price of your investment. The Trust may be dissolved at any time before maturity of the junior subordinated debentures on _____________, 2030. Then, the trustees would distribute the junior subordinated debentures to the holders of the trust preferred securities. The junior subordinated debentures that you receive upon a distribution, or the trust preferred securities you hold pending this type of distribution, may trade at a price that is less than you paid to purchase the trust preferred securities.

     Under current United States federal income tax laws, a distribution of the junior subordinated debentures to you upon the dissolution of the Trust would not be a taxable event to you. However, if the Trust were classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the junior subordinated debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of junior subordinated debentures upon the dissolution of the Trust could be a taxable event to you.

We will make payments under the guarantee only if the Trust has cash available.

     Our guarantee covers payments to you only if the Trust has cash available to make payments. If we do not make payments on the junior subordinated debentures, the Trust will not have sufficient funds to pay distributions or the liquidation amount. Because our guarantee does not cover payments when the Trust does not have sufficient funds, you will not be able to rely on our guarantee for payment of these amounts. Instead, you or the property trustee may enforce the rights of the Trust under the junior subordinated debentures against us directly.

You will have limited voting rights.

     You will have only limited voting rights as a holder of the trust preferred securities, and we can amend the trust agreement without your consent. Your voting rights will relate only to the modification of the trust preferred securities and the exercise of the Trust's rights as holder of the junior subordinated debentures. You will not usually be able to appoint, remove or replace the property trustee or the Delaware trustee because these rights generally reside with us as the holder of the common securities. Even if it would adversely affect your rights, we, together with the property trustee and the trust administrators, may amend the trust agreement without your consent to ensure that the Trust will not be taxable as a corporation for United States federal income tax purposes.

The market price of the securities may decline if we defer interest on the debentures.

     The market price for the trust preferred securities may decline during any period that we are deferring interest payments on the junior subordinated debentures. If this were the case, the trust preferred securities would not trade at a price that accurately reflects the value of accrued but unpaid interest on the underlying junior subordinated debentures.

There may be no active or liquid market for the securities.

     There is no current public market for the trust preferred securities and one may not develop. We plan to list the trust preferred securities on the Nasdaq National Market. There is no guarantee that an active or liquid public trading market will develop for the trust preferred securities or whether there will be continued listing of the trust preferred securities on the Nasdaq National Market. Although the underwriters have informed the Trust and us that they intend to make a market in the trust preferred securities, they are not obligated to do so and any market making activity may be terminated at any time without notice. Even if an active public market does develop, there is no guarantee that the market price for the trust preferred securities will equal or exceed the price you pay for the trust preferred securities.

Holders of the securities and debentures are not protected by covenants in the Indenture or the Trust Agreement.

     The indenture and the trust agreement do not restrict our business operations for your benefit. Neither the indenture, which sets forth the terms of the junior subordinated debentures, nor the trust agreement, which sets forth the terms of the trust preferred securities and the common securities, protects holders of junior subordinated debentures or the trust preferred securities if we experience adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limit our ability or the ability of any subsidiary to incur additional indebtedness.

The securities are not insured.

     The trust preferred securities are not insured. Neither the Federal Deposit Insurance Corporation nor any other governmental agency or private company has insured the trust preferred securities.

Potential tax law changes could require us to redeem the securities.

     From time to time, certain tax law changes have been proposed that would deny interest deductions to corporate issuers of debt instruments with terms that include certain of the terms of the debentures. In addition, the Internal Revenue Service ("IRS") has in the past challenged taxpayers' treatment as indebtedness or securities issued with characteristics similar to the debentures. To date, these tax law change proposals have not been enacted and the only known challenge that has advanced as far as litigation was settled short of trial, with resolution favorable to the taxpayer's position. However, if any similar tax law change were enacted or a challenge by the IRS were upheld, that event could give rise to a Tax Event (as defined under "Description of Preferred Securities--Repayment or Redemption") which could result in an early redemption of the Trust Preferred Securities.


                          Risk Factors Relating to Us

Our ability to make payments on the debentures may be limited.

     The Trust will depend solely on our payments on the junior subordinated debentures to pay amounts due to you on the trust preferred securities. Our ability to make payments on the junior subordinated debentures is subject to the following risks:

     We depend primarily on dividends from our subsidiaries to pay you and those dividends are restricted by regulation. We are a separate legal entity from our subsidiaries and have limited operations of our own. We will depend primarily on dividends we receive from our subsidiaries to make payments on the junior subordinated debentures. Federal and state law and regulations restrict the dividends our subsidiaries may pay us. If our subsidiaries are prohibited from issuing dividends to us, we may not be able to make payments on the junior subordinated debentures and the Trust will not be able to make payments to you on the trust preferred securities.

The securities will be of equal rank to our Exchange Capital Securities

     The trust preferred securities will rank equally with the Exchange Capital Securities that we issued in 1998.

Creditors of our subsidiaries have priority over you in the event of a distribution of our subsidiaries' assets.

     The creditors of our subsidiaries have priority over us and you in any distribution of our subsidiaries' assets in a liquidation or reorganization. We are a holding company and our assets are primarily composed of our investment in the stock of our subsidiaries. The creditors of our subsidiaries will have priority over us and you in any distribution of the subsidiaries' assets in a liquidation, reorganization or otherwise, except to the extent that we are recognized as a creditor of our subsidiaries. We will depend on dividends and other amounts we receive from our subsidiaries to make payments on the junior subordinated debentures. If our subsidiaries make no distributions to us, we may not be able to make payments on the junior subordinated debentures and the Trust will not be able to make payments to you on the trust preferred securities.

Our allowance for loan losses may be inadequate, which could affect our ability to make payments on the debentures.

     Provident Bank's reserve for possible credit losses may not be adequate to cover actual loan losses and if we are required to increase our reserve, current earnings may be reduced. When borrowers default and do not repay the loans that we make to them, we may lose money. Our experience shows that some borrowers either will not pay on time or will not pay at all, which will require us to cancel or "charge off" the defaulted loan or loans. We provide for losses by reserving what we believe to be an adequate amount to absorb any probable inherent losses. A "charge-off" reduces our reserve for possible credit losses. If our reserve is not sufficient, we would have to record a larger reserve which would reduce current period earnings.

Changes in economic conditions could reduce our income and growth and could lead to higher charge-offs and problem loans.

     Changes in the real estate market could result in "charge-offs." Provident Bank's loan portfolio includes many real estate secured loans. Real estate loans are in demand when interest rates are low and economic conditions are favorable. Even when economic conditions are favorable and interest rates are low, these conditions may not continue. If the borrower does not pay a real estate loan, we may have to "charge off" the loan. If real estate values decrease, then we may not recover the full amount of the loan when we foreclose on the real estate.

     Net charge-offs were $13.0 million in 1999 compared to $6.1 million in 1998. This increase in charge-offs is related to an adverse decision in a lawsuit associated with a letter of credit issued in 1989. Net charge-offs as a percentage of average loans was 0.40% in 1999 compared to 0.21% in 1998. Non-accrual loans at December 31, 1999 were $28.9 million, an increase of $17.4 million from December 31, 1998. This increase is due to one health care relationship, the largest portion of which is a shared national credit.

Changes in interest rates could reduce our profitability.

     Provident Bank may be unable to manage interest rate risks that could reduce our net interest income. Our earnings depend greatly on our net interest income, the difference between the interest earned on loans and investments and the interest paid on deposits. If the interest rate paid on deposits is high and the interest rate earned on loans and investments is low, we earn less or may lose money. Because interest rates are established by competition, we have limited control over our net interest income.

                     Risk Factors Relating to Our Industry

     The Board of Governors of the Federal Reserve System regulates Provident Bankshares Corporation as a bank holding company. We are a legal entity separate and distinct from Provident Bank. We rely on cash dividends from Provident Bank to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Provident Bank's ability to pay us dividends depends on several factors including the following:

     . regulatory limitations imposed by the various regulatory agencies with authority over Provident Bank, generally based on current and retained earnings;

     . regulatory restrictions if such dividends would impair the capital of Provident Bank; and

     . Provident Bank's profitability and financial condition and its capital expenditures and other cash flow requirements.

We cannot assure you that Provident Bank will be able to pay dividends at past levels, or at all, in the future. Please refer to the section entitled "Business" in our Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference into this prospectus.

     In addition to the restrictions on the payment of dividends, Provident Bank is subject to additional restrictions required by federal law on extensions of credit to, and certain other transactions with, us (and any affiliated companies that are existing or may be formed in the future) and on investments in our and our other affiliates' stock or other securities. These restrictions prevent us and our other affiliates from borrowing from the Bank, unless the loans are secured by various types of collateral. In addition, the amount of such secured loans, other transactions and investments by the Bank are generally limited as follows:

     . as to us and as to each of our other affiliates, 10% of the Bank's capital and surplus; and

     . as to us and all of our other affiliates, an aggregate of 20% of the Bank's capital and surplus.

     Under the Federal Deposit Insurance Act, the Bank would be prohibited from making capital distributions, including the payment of cash dividends if, after making any such distribution, the institution would become "undercapitalized" (as that term is used in the statute). Based on the Bank's current financial conditions, we do not expect that this prohibition will have any impact on our ability to obtain cash dividends from the Bank.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected financial data for the five years ended December 31, 1999 are derived from our audited consolidated financial statements. You should read the selected consolidated financial data along with our consolidated financial statements, related notes, and other financial information incorporated into this prospectus by reference. See "Where You Can Find More Information."

                                                        As of and for the Year Ended December 31,
                                            ---------------------------------------------------------------
                                                 1999        1998        1997(1)        1996        1995
                                              ----------  ----------  ----------     ----------  ----------
                                                      (Dollars in thousands, except per share data)
Results of Operations:
   Interest income (tax-equivalent)/(2)/....  $  353,341  $  319,240  $  280,167     $  248,311  $  224,236
   Interest expense.........................     204,261     187,509     156,718        137,354     122,819
                                              ----------  ----------  ----------     ----------  ----------
   Net interest income (tax-equivalent).....     149,080     131,731     123,449        110,957     101,417
   Provision for loan losses................      11,570      12,027       9,953         10,011       1,517
                                              ----------  ----------  ----------     ----------  ----------
   Net interest income after provision
      for loan losses.......................     137,510     119,704     113,496        100,946      99,900
   Non-interest income......................      60,734      55,995      41,672         44,509      34,573
   Securities gains (losses)................         312       6,749       2,337          5,556      (2,683)
   Merger expenses..........................          --          --      10,047             --          --
   Non-interest expense.....................     132,243     122,914     107,816        110,323      97,416
                                              ----------  ----------  ----------     ----------  ----------
   Income before taxes......................      66,313      59,534      39,642         40,688      34,374
   Income tax expense (tax equivalent)......      22,163      20,504      14,683         14,500      12,242
                                              ----------  ----------  ----------     ----------  ----------
   Net income...............................  $   44,150  $   39,030  $   24,959     $   26,188  $   22,132
                                              ==========  ==========  ==========     ==========  ==========

Per Share Data:
   Net income -- Basic......................  $     1.73  $     1.52  $     1.00     $     1.07  $     0.92
   Net income -- Diluted....................        1.67        1.47        0.96           1.02        0.88
   Cash dividends paid......................        0.60        0.49        0.40           0.31        0.23
   Book value per share.....................       10.76       12.19       11.72          11.13       11.25

Financial Condition:
   Assets...................................  $5,094,477  $4,675,897  $3,926,739     $3,485,618  $3,170,390
   Investments..............................   1,671,507   1,198,511     983,241      1,054,391   1,168,772
   Loans....................................   3,184,119   3,100,211   2,701,068      2,247,873   1,752,851
   Deposits.................................   3,808,528   3,419,557   2,754,515      2,286,144   2,056,436
   Borrowings, excludes capital securities..     928,441     880,602     816,368        930,952     860,646
   Stockholders' equity.....................     274,599     296,077     270,182        238,798     223,048

__________________________________
(1) Merger Related Expenses--Exclusive of after tax merger related expenses incurred during 1997, net income would have been $33.6 million. Return on average assets and return on average equity for 1997 would have been .92% and 13.33%, respectively. Basic earnings per share and diluted earnings per share would have been $1.34 and $1.29, respectively.
(2) Tax-advantaged income has been adjusted to a tax-equivalent basis using the combined statutory federal and state income tax rate in effect of 35% in 1999 and 39.55% for 1998 through 1995.

                                                    As of and for the Year Ended December 31,
                                                ----------------------------------------------
                                                   1999     1998     1997(1)    1996     1995
                                                ----------------------------------------------
                                                (Dollars in thousands, except per share data)
Selected Ratios:
   Return on average assets.....................    0.90%    0.90%    0.68%      0.79%    0.75%
   Return on average equity.....................   15.46    13.75     9.90      11.53    11.14
   Net interest margin..........................    3.13     3.12     3.49       3.47     3.56
   Efficiency ratio.............................   63.41    65.50    65.30      71.00    71.60
   Dividend payout ratio........................   35.93    32.15    40.14      29.49    24.84

Asset Quality Ratios:
   Allowance of loan losses to total loans......    1.25%    1.38%    1.36%      1.35%    1.57%
   Allowance of loan losses to non-
      performing loans..........................  137.61   371.09   374.07     161.29   174.41
   Non-performing loans to total loans..........    0.91     0.37     0.36       0.84     0.90
   Non-performing assets to total assets........    0.63     0.35     0.32       0.84     0.97
   Net charge-offs to average loans.............    0.40     0.21     0.14       0.35     0.06

Capital Ratios:/(3)/
   Average equity of average assets.............    5.83%    6.52%    6.89%      6.85%    6.70%
   Leverage ratio...............................    7.10     7.05     7.06       6.96     7.08
   Tier 1 capital to risk-weighted assets.......    9.18     9.21     8.99       9.29     9.43
   Total capital ratio to risk-weighted assets..   10.20    10.26    10.24      10.46    10.57

Ratio of Earnings to Fixed Charges:/(4)/
   Including interest on deposits...............    1.32     1.31     1.25       1.29     1.27
   Excluding interest on deposits...............    2.16     1.98     1.76       1.80     1.75

_______________________________
(3) The capital ratios for 1995 do not include pro forma information relating to the acquisition of First Citizens Financial Corporation and its subsidiaries.
(4) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges less interest capitalized during the period, net of amortization of previously capitalized interest, by fixed charges. Fixed charges consist of interest, expended or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative of interest.

                                USE OF PROCEEDS

     All the proceeds to the Trust from the sale of the trust preferred securities will be invested by the Trust in the junior subordinated debentures. The net proceeds we receive from the sale of the junior subordinated debentures, which we estimate to be approximately $____________, will be used:

     .    to continue our stock repurchase program;

     . to make an equity contribution to our subsidiary, Provident Bank, to support internal growth opportunities at the Bank and its subsidiaries;

     . to finance growth, which may include one or more branch acquisitions, acquisitions of other financial institutions, or acquisitions of other financial services companies;

     .    to increase our capital; and

     .    for general corporate purposes.

     The precise amounts and timing of the application of proceeds, and the type of investment, will depend upon our and our subsidiaries' funding requirements and the availability of other funds. We do not have any specific plans at this time to make any particular acquisition.

                                 CAPITALIZATION

     The following table sets forth: (1) our consolidated capitalization at December 31, 1999; (2) our consolidated capitalization giving effect to the issuance of the trust preferred securities; and (3) actual and pro forma capital ratios. The "As Adjusted" column assumes application of the net proceeds from the corresponding sale of the junior subordinated debentures to the Trust as if the sale of the trust preferred securities had been consummated on December 31, 1999. The table assumes that the offering occurs on the last day of the period and that any resulting change to average assets is considered immaterial.

                                                             At December 31, 1999
                                                            ------------------------
                                                               Actual    As Adjusted
                                                            ------------------------
                                                                   (Unaudited)
                                                              (Dollars in thousands)
Corporation-obligated mandatorily redeemable capital
   securities/(1)/........................................      $ 40,000      $ ______
Stockholders' equity:
   Common stock, $1.00 par value, 100,000,000
      shares authorized, 26,225,752 shares issued.........        26,226        26,226
   Capital surplus........................................       203,364       203,364
   Retained earnings......................................       102,587       102,587
   Net accumulated other comprehensive income (loss)......       (44,323)      (44,323)
   Treasury stock at cost - 693,866
      shares at December 31, 1999.........................       (13,255)      (13,255)
                                                                --------      --------

         Total stockholders' equity.......................      $274,599      $274,599
                                                                ========      ========
         Total capitalization.............................      $314,599      $
                                                                ========      ========

Capital ratios /(2)/:
   Tier 1 risk-based capital ratio/(3)/...................          9.18%        _____%
   Total risk-based capital ratio/(3)/....................         10.20         _____
   Leverage ratio.........................................          7.10         _____

_____________________________
(1) Reflects the Trust's trust preferred securities representing beneficial interests in an aggregate principal amount of $30,000,000 of our ___% junior subordinated debentures that will mature on _____________, 2030.
(2) The capital ratios, as adjusted, are computed including the total estimated proceeds from the sale of the trust preferred securities in a manner consistent with the Federal Reserve guidelines.
(3) Assumes net proceeds of the offering of the trust preferred securities are invested in assets with various risk weightings under the risk-based capital rules of the Federal Reserve.


     Under the risk-based capital adequacy guidelines established by the Board of Governors of The Federal Reserve System, the trust preferred securities cannot constitute more than 25% of our total Tier 1 capital. Amounts in excess of this 25% capital limitation will be Tier 2, or supplemental, capital, and therefore will be included in total risk-based capital. We believe the trust preferred securities will initially be included in our Tier 1 capital, subject to such 25% limitation, and the full amount will be included in our total risk-based capital.

     We exceed all regulatory capital requirements as of December 31, 1999. The standards used by federal bank regulators to evaluate capital adequacy are the risk-based capital and leverage ratio guidelines. Equity for regulatory purposes does not include market value adjustments as required by Statement of Financial Accounting Standard No. 115. Risk-based capital ratios measure core and total stockholders' equity against risk-weighted assets. Our core capital is equal to our common stock, capital surplus, other qualified Tier 1 components or capital securities and retained earnings less treasury stock. The calculation of our total stockholders' equity, for these purposes, is equal to the above in addition to the allowance for loan losses subject to certain limitations. Risk-weighted assets are determined by applying a weighting to asset categories and certain off-balance sheet commitments based on the level of credit risk inherent in the assets. At December 31, 1999, our total capital ratio was 10.20% compared to the minimum regulatory guideline of 8%. In addition, Tier 1 capital must be at least 4% of risk-weighted assets. At year end, our Tier 1 capital ratio was 9.18%.

     The leverage ratio represents Tier 1 capital, as defined above, divided by average total assets. Guidelines for the leverage ratio require the ratio of core stockholders' equity to average assets to be 100 to 200 basis points above a 3% minimum, depending on risk profiles and other factors. Our leverage ratio of 7.10% at December 31, 1999 was in excess of this requirement.


                               PROVIDENT TRUST II

     The Trust is a statutory business trust created under Delaware law. It has filed a Certificate of Trust with the Delaware Secretary of State on February 11, 2000. The Trust will be governed by the trust agreement, as amended and restated among us as depositor, Bankers Trust (Delaware) as Delaware trustee, Bankers Trust Company as property trustee and the holders, from time to time, of undivided beneficial interests in the Trust. We will select two individuals who are our employees or officers to act as administrators of the Trust. See "Description of Preferred Securities--Miscellaneous." The Trust exists exclusively to:

     . issue and sell the trust preferred securities and the common securities;

     . use the proceeds from the sale of the trust preferred securities and the common securities to acquire the junior subordinated debentures; and

     . engage in those activities necessary or incidental to the maintenance of the Trust (such as registering the transfer of the trust preferred securities and the common securities).

     The junior subordinated debentures will be the sole assets of the Trust. Payments under the junior subordinated debentures will be the sole source of revenue of the Trust.

     We will own all of the common securities. The common securities will rank equally, and payments on them will be made pro rata, with the trust preferred securities, except that upon the occurrence and during the continuation of an event of default under the junior subordinated debentures. In such a case, our rights as the holder of the common securities to all payments will be subordinated to the rights of the holders of the trust preferred securities. See "Description of Preferred Securities--Subordination of Common Securities." We will acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Trust has a term of 30 years, but may dissolve earlier as provided in the trust agreement.

     The address of the Delaware trustee is Bankers Trust (Delaware), 1011 Centre Road, Suite 200, Trust Department, Wilmington, Delaware 19805, and the telephone number is (302) 636-3300.

     The address of the property trustee, the guarantee trustee and the debenture trustee is Bankers Trust Company, Four Albany Street, 4th Floor, New York, New York 10006, and the telephone number is (212) 250-2500.

     The holder of the common securities of the Trust can appoint, remove or replace the property trustee and/or the Delaware trustee. The holders of a majority in liquidation amount of the trust preferred securities can appoint, remove or replace the property trustee or the Delaware trustee for cause, or if an event of default has occurred or is continuing under the trust agreement.
The holders of the trust preferred securities may not appoint, remove or replace the administrators. This right rests exclusively with us.

                             ACCOUNTING TREATMENT

     For financial reporting purposes, the Trust will be treated as our subsidiary and the accounts of the Trust will be included in our consolidated financial statements. The trust preferred securities will be reflected as capital securities in the consolidated balance sheet and appropriate disclosures about the trust preferred securities, the guarantee and the junior subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions on the trust preferred securities as other non-interest expense in our consolidated statement of income.


                      DESCRIPTION OF PREFERRED SECURITIES

     The Trust will issue the trust preferred securities and the common securities in accordance with the terms of the trust agreement. The trust preferred securities will represent trust preferred undivided beneficial interests in the assets of the Trust. You will be entitled to a preference with respect to distributions and amounts payable on redemption or liquidation over the common securities in certain circumstances, as well as other benefits as described in the trust agreement.

     This summary of certain provisions of the trust preferred securities and the trust agreement is not complete. You should read the form of the trust agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. Wherever particular defined terms of the trust agreement are referred to in this prospectus, the defined terms are incorporated in this prospectus by reference. A copy of the form of the trust agreement is also available upon request from the trustees.

General

     The trust preferred securities will be limited to $____________ aggregate liquidation amount (as defined in the trust agreement) outstanding. See "Underwriting." The trust preferred securities will rank equally, and payments will be made pro rata, with the common securities except as described under "Subordination of Common Securities." The junior subordinated debentures will be registered in the name of the Trust and held by the property trustee in trust for your benefit, as a holder of trust preferred securities, and for our benefit, as the holders of the common securities. The guarantee we will execute for the benefit of the holders of the trust preferred securities will be a guarantee on a subordinated basis with respect to the trust preferred securities but will not guarantee payments when the Trust does not have funds on hand available to make these payments. See "Description of Guarantee."

Distributions

     You will receive distributions on each trust preferred security at the annual rate of ___% of the stated liquidation amount of $_____, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to record holders at the close of business on the 15th day of March, June, September and December (whether or not a business day) next preceding the relevant distribution date. Distributions on the trust preferred securities will be cumulative. Distributions will accumulate from the date of original issuance. The first distribution date for the trust preferred securities will be ____________, 2000. The amount of distributions payable for any period less than a full distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in the period. Distributions payable for each full distribution period will be computed by dividing the annual rate by four. If any date on which distributions are payable is not a business day, then payment will be made on the next succeeding day that is a business day (without any additional distributions or other payment because of the delay), except that, if the business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

     So long as no debenture event of default has occurred and is continuing, we have the right to defer the payment of interest on the junior subordinated debentures at any time or from time to time for an "extension period" not exceeding 20 consecutive quarterly periods, but not beyond the maturity date of the junior subordinated debentures. Quarterly distributions on the trust preferred securities will be deferred during the extension period. Distributions to which you are entitled will accumulate additional distributions at the annual rate of ______%, compounded quarterly from the relevant payment date, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in the period. Additional distributions payable for each full distribution period will be computed by dividing the annual rate by four.

     During any extension period, we may not: (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or (2) make any payment of principal (or any premium on the principal) or interest, or repay, repurchase or redeem any of our debt securities that rank equally in all respects with or junior in interest to the junior subordinated debentures, including our obligations associated with the outstanding trust preferred securities of Provident Trust I.

     These prohibitions, however, do not apply to:

     . repurchases, redemptions or other acquisitions of our capital stock, in connection with any employment contract, benefit plan or other similar arrangement, a dividend reinvestment or shareholder stock purchase plan or the issuance of our capital stock (or securities convertible into or exercisable for the capital stock) as consideration in an acquisition or merger transaction entered into prior to the applicable extension period;

     . a reclassification, exchange or conversion of any class or series of our capital stock (or any capital stock of our subsidiaries) for any class or series of our capital stock or of any class or series of any indebtedness for any class or series of our capital stock;

     . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

     . any declaration of a dividend in connection with any shareholders' rights plan, or the issuance of rights, stock or other property under any shareholders' rights plan, or the redemption or repurchase of rights pursuant to any shareholders' rights plan; or

     . any dividend in the form of stock, warrants, options or other rights, where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to the stock.

     Upon the termination of an extension period and the payment of all amounts then due, we may begin a new extension period. We must give the property trustee notice of our election to defer the payment of interest at least one business day before the earlier of: (1) the date the distributions on the trust preferred securities would have been payable but for the election to begin the extension period; or (2) the date the property trustee is required to give you notice of the record date or the date the distributions are payable, but in any event not less than one business day prior to the record date. The property trustee will give you notice of our election to begin a new extension period. Subject to the foregoing, there is no limitation on the number of times that we may elect to begin an extension period. See "Description of Junior Subordinated Debentures-- Option To Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

     We currently do not intend to exercise our right to defer payments of interest.

     The revenue of the Trust available for distribution to you will be limited to payments under the junior subordinated debentures. See "Description of Junior Subordinated Debentures." If we do not make payments on the junior subordinated debentures, the Trust may not have funds available to pay distributions or other amounts payable on the trust preferred securities. The payment of distributions and other amounts payable on the trust preferred securities (if and to the extent the Trust has funds legally available for and cash sufficient to make these payments) is guaranteed by us on a limited basis as described below under "Description of Guarantee."

Repayment or Redemption

     If we repay or redeem the junior subordinated debentures, we must give the property trustee not less than 30 nor more than 60 days notice so that it can redeem a proportionate amount of the trust preferred and common securities.

     The redemption price for each trust preferred security shall equal $25.00 plus accumulated but unpaid distributions on the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the junior subordinated debentures. See "Description of Junior Subordinated Debentures--Redemption." If less than all the junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption pro rata of the trust preferred securities and the common securities.

     We may redeem the junior subordinated debentures: (1) in whole or in part on or after ______________, 2005 in whole at any time or in part from time to time; or (2) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined below), in each case subject to possible regulatory approval. See "Liquidation Distribution Upon Dissolution." A redemption of the junior subordinated debentures would cause a mandatory redemption of a proportionate amount of the trust preferred securities and common securities at the redemption price.

     "Tax Event" means the receipt by the Trust of an opinion of a counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including an announced prospective change) in, the laws (or any regulations thereunder) of the United States or any of its political subdivisions or taxing authorities, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial risk that:

     . the Trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

     . interest payable by us on the junior subordinated debentures is not, or within 90 days of the delivery of the opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes; and

     . the Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     See "Certain Federal Income Tax Consequences--Pending Tax Litigation Affecting the Preferred Securities" for a discussion of pending United States Tax Court litigation that, if decided adversely to the taxpayer, could give rise to a Tax Event, that may permit us to redeem the junior subordinated debentures before ____________, 2005.

     If a Tax Event described in the first or third circumstances above has occurred and is continuing and the Trust holds all of the junior subordinated debentures, we will pay on the junior subordinated debentures any additional amounts necessary so that the amount of distributions then due and payable by the Trust on the outstanding trust preferred securities and common securities of the Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event.

     "Investment Company Event" means the receipt by the Trust of an opinion of a counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change

(including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act. This change or prospective change would become effective on or after the date of the issuance of the trust preferred securities.

     "Capital Treatment Event" means the reasonable determination by us that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or its political subdivisions, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying their laws or regulations, which amendment or change is effective or pronouncement, action or decision is announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the trust preferred securities, as Tier 1 Capital (or any equivalent amount), except as otherwise restricted by the Federal Reserve, for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us. The Federal Reserve has determined that the proceeds of certain qualifying securities like the trust preferred securities will qualify as Tier 1 capital for us only up to an amount not to exceed, when taken together with all of our cumulative trust preferred stock, if any, 25% of our Tier 1 capital.

Redemption Procedures

     Preferred securities redeemed on each redemption date shall be redeemed at a price equal to $25.00 plus accumulated but unpaid distributions, with the applicable proceeds from the contemporaneous redemption of the junior subordinated debentures. Redemptions of the trust preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the Trust has funds on hand available for the payment of the redemption price. See also "Subordination of Common Securities."

     If the Trust gives you notice of redemption of the trust preferred securities, then by 12:00 noon, Eastern Standard Time on the redemption date, to the extent funds are available, in the case of trust preferred securities held in book entry form, the property trustee will deposit irrevocably with The Depository Trust Company ("DTC") funds sufficient to pay the redemption price. It will also give DTC irrevocable instructions and authority to pay the redemption price to you. With respect to trust preferred securities not held in book entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the redemption price. The property trustee also will give the paying agent irrevocable instructions and authority to pay the redemption price to you once you surrender your certificates evidencing the trust preferred securities. However, distributions payable on or before the redemption date for any trust preferred securities called for redemption will be payable to you on the relevant record dates for the related distribution dates.

     If notice of redemption is given and funds are deposited as required, then upon the date of the deposit all of your rights with respect to your trust preferred securities so called for redemption will cease, except your right to receive the redemption price and any distributions payable with respect to the trust preferred securities on or prior to the redemption date, but without interest, and trust preferred securities that are redeemed will no longer be outstanding. If any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day which is a business day (without any interest or other payment with respect to any delay), except that, if the business day falls in the next calendar year, the payment will be made on the immediately preceding business day. In the event that payment of the redemption price for the trust preferred securities called for redemption is improperly withheld or refused and not paid either by the Trust or by us pursuant to the guarantee as described under "Description of Guarantee," distributions on the trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Trust for the trust preferred securities to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to applicable law (including United States federal securities laws), we or our affiliates may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement, and may resell the securities.

     If less than all of the trust preferred securities and common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the trust preferred securities and common securities to be redeemed will be allocated pro rata to the trust preferred securities and the common securities based upon the relative liquidation amounts of the classes. The particular trust preferred securities to be redeemed will be selected on a pro rata basis not more than 60 days before the redemption date by the property trustee from the outstanding trust preferred securities not previously called for redemption, or in accordance with DTC's customary procedures if the trust preferred securities are then held in the form of a global trust preferred security. The property trustee must promptly notify in writing the securities registrar for the trust preferred securities of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount of the trust preferred securities to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

     Notice of any redemption will be mailed to you at your address as it appears on the securities register for the Trust at least 30 days but not more than 60 days before the redemption date if your trust preferred securities will be redeemed. Unless we default in payment of the redemption price on the junior subordinated debentures, on and after the redemption date, interest will no longer accrue on the junior subordinated debentures or any portions called for redemption.

     Unless payment of the redemption price with respect to the trust preferred securities is withheld or refused and not paid either by the Trust or us pursuant to the guarantee, distributions will no longer accumulate on the trust preferred securities or any portions called for redemption.

Subordination of Common Securities

     Payment of distributions on, the redemption price of and the liquidation distribution with respect to, the trust preferred securities and common securities, as applicable, will be made pro rata based on the liquidation amount of the trust preferred securities and common securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing as a result of our failure by us to pay any amounts with respect to the junior subordinated debentures when due, no payment of any distribution on, or redemption price of, or liquidation distribution with respect to, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, may be made unless payment in full in cash of all accumulated and unpaid distributions on all the outstanding trust preferred securities for all distribution periods terminating on or prior to our failure to pay, or in the case of payment of the redemption price, the full amount of the redemption price on all the outstanding trust preferred securities then called for redemption, shall have been made or provided for, and all funds immediately available to the property trustee must first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

     In the case of any event of default with respect to the trust preferred securities (as described below under "Events of Default; Notice") resulting from an event of default with respect to junior subordinated debentures (as described below under "Description of Junior Subordinated Debentures--Debenture Events of Default"), the holders of the common securities will have no right to act with respect to any event of default under the trust agreement until the effects of these events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. See "Events of Default; Notice" and "Description of Junior Subordinated Debentures--Debenture Events of Default." Until all events of default under the trust agreement with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on your behalf and not on our behalf, as the holders of the common securities, and only you will have the right to direct the property trustee to act on your behalf.

Liquidation Distribution Upon Dissolution

     The amount payable on the trust preferred securities in the event of any dissolution and liquidation of the Trust is $25.00 per trust preferred security plus accumulated and unpaid distributions, subject to certain exceptions which may be in the form of a distribution of this amount in junior subordinated debentures.

     The holders of all the outstanding common securities have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, distribute the junior subordinated debentures to you and the holders of the common securities in liquidation of the Trust.

     The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if the redemption could have a material effect on the level or composition of the organization's capital base. (This consultation may not be necessary if the equity or capital instrument is redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

     In the event we, while a holder of common securities, dissolve the Trust before the maturity date of the trust preferred securities and the dissolution of the Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve under its risk-based capital guidelines or policies, our dissolution of the Trust may be subject to the prior approval of the Federal Reserve. Moreover, any changes in applicable law or changes in the Federal Reserve's risk-based capital guidelines or policies could impose a requirement on us to obtain the prior approval of the Federal Reserve to dissolve the Trust.

     Pursuant to the trust agreement, the Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

     . certain events of bankruptcy, dissolution or liquidation of us or another holder of the common securities;

     . if the holders of common securities have given written direction to the property trustee to dissolve the Trust (which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of common securities);

     . the redemption of all the trust preferred securities in connection with the redemption of junior subordinated debentures as described under "Repayment or Redemption"; and

     . the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

If dissolution of the Trust occurs as described in any of the first three circumstances described above, the Trust will be liquidated by the property trustee as expeditiously as the property trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to you and the holders of the common securities a proportionate amount of the junior subordinated debentures, unless the distribution is not practical.

     If distribution of the junior subordinated debentures is not practical, you and the holders of trust preferred securities and common securities, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, will be entitled to receive out of the assets of the Trust available for distribution to holders, an amount equal to, in the case of your distribution, the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on its trust preferred securities shall be paid on a pro rata basis.

     The holders of the common securities will be entitled to receive distributions upon any liquidation pro rata with you, except that if an event of default under the junior subordinated debentures has occurred and is continuing as a result of our failure to pay any amounts with respect to the junior subordinated debentures when due, the trust preferred securities shall have a priority over the common securities. See "Subordination of Common Securities."

     After the liquidation date is fixed for any distribution of junior subordinated debentures:

     . the trust preferred securities will no longer be deemed to be outstanding;

     . DTC or its nominee, as the registered holder of trust preferred securities, will receive a registered global certificate or certificates (which are not the registered global certificates) representing the junior subordinated debentures to be delivered upon the distribution with respect to trust preferred securities held by DTC or its nominee; and

     . any certificates representing the trust preferred securities not held by DTC or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the stated liquidation amount of the trust preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until the certificates are presented to the security registrar for the trust preferred securities and common securities for transfer or reissuance.

     If we do not redeem the junior subordinated debentures before maturity, the Trust is not dissolved, and the junior subordinated debentures are not distributed to you, then the trust preferred securities will remain outstanding until the repayment of the junior subordinated debentures and the distribution of the liquidation distribution to you.

     There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the trust preferred securities that you may purchase, or the junior subordinated debentures that you may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that you paid to purchase the trust preferred securities offered by this prospectus.

Events of Default; Notice

     Under all circumstances, any one of the following events is an event of default under the trust agreement with respect to the trust preferred securities:

     . the occurrence of an event of default with respect to the junior subordinated debentures (see "Description of Junior Subordinated Debentures--Debenture Events of Default");

     . default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

     . default by the Trust in the payment of any redemption price of any trust preferred security and common security when it becomes due and payable;

     . default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement (other than a covenant or warranty a default in the performance of which or the breach of which is addressed in either of the second or third circumstances above), and continuation of the default or breach for a period of 60 days after the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities give, by registered or certified mail, to the trustees and us, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

     . the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee if a successor property trustee has not been appointed within 90 days of the event.

     Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to you and the holders of the common securities and the trust preferred securities and the administrators, unless the event of default has been cured or waived. We, as depositor, and the administrators are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the trust agreement.

     If an event of default with respect to the junior subordinated debentures has occurred and is continuing as a result of any failure by us to pay any amounts with respect to the junior subordinated debentures when due, the trust preferred securities will have a preference over the common securities with respect to payments of any amounts as described above. See "Subordination of Common Securities," "Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures--Debenture Events of Default."

Removal of Trustees; Appointment of Successors

     The holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities may remove any trustee for cause, or if an event of default with respect to the junior subordinated debentures has occurred and is continuing, with or without cause. If a trustee is removed by the holders of the outstanding trust preferred securities, the successor may be appointed by the holders of at least 25% in aggregate liquidation amount of trust preferred securities. If a trustee resigns, the trustee will appoint its successor. If a trustee fails to appoint a successor, the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities may appoint a successor. If a successor has not been appointed by you or the holders, any holder of trust preferred securities or common securities or the other trustee may petition a court in the State of Delaware to appoint a successor. Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national or state-chartered bank, and at the time of appointment have securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization and have capital and surplus of at least $50,000,000. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Merger or Consolidation of Trustees

     Any entity into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of the trustee, will be the successor of the trustee under the trust agreement, provided the entity is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

     The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise provided in the trust agreement. The Trust may, at the request of the holders of the common securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state, so long as:

     . the successor entity: (1) expressly assumes all the obligations of the Trust with respect to the trust preferred securities; or (2) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities so long as the substitute trust preferred securities have the same priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

     . a trustee of the successor entity, possessing the same powers and duties as the property trustee, is appointed to hold the junior subordinated debentures;

     . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities (including any substitute trust preferred securities) to be downgraded by any nationally recognized statistical rating organization, if then rated;

     . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any substitute trust preferred securities) in any material respect;

     . the successor entity has a purpose substantially identical to that of the Trust;

     . before the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust has received an opinion from independent and experienced counsel to the effect that:

          (1) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect your rights, preference and privileges as a holder of trust preferred securities (including any substitute trust preferred securities) in any material respect; and

          (2) following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

     . we or any permitted successor or assignee own all the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

     Notwithstanding the above, the Trust may not, except with the consent of all the holders of the trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it if such action would cause the Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

     Except as provided above and under "Removal of Trustees; Appointment of Successors" and "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the trust agreement, you will have no voting rights.

     The trust agreement may be amended from time to time by the holders of a majority of the common securities and the property trustee, without your consent to:

     . cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, provided that the amendment does not adversely affect in any material respect your interests; and

     . modify, eliminate or add to any provisions of the trust agreement to the extent as may be necessary to ensure that the Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any trust preferred or common securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act.

     Any amendments to the trust agreement will become effective when notice of the amendment is given to the holders of trust preferred securities and common securities.

     The trust agreement may be amended by the holders of a majority of the common securities and the property trustee with:

     . the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding trust preferred securities; and

     . receipt by the trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's not being taxable as a corporation for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act.

     However, without the consent of every holder of trust preferred securities or common securities affected, the trust agreement may not be amended to:

     . change the amount or timing of any distribution on the trust preferred securities and common securities or otherwise adversely affect the amount of any distribution required to be made with respect to the trust preferred securities and common securities as of a specified date; or



     . restrict your right and the right of a holder of common securities to institute suit for the enforcement of the payment on or after the specified date.

     So long as any junior subordinated debentures are held by the Trust, the property trustee will not:

     . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

     . waive any past default that is waivable under Section 5.13 of the indenture

     . exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures shall be due and payable; or

     . consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where the consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities, or, if a consent under the indenture would require the consent of every holder of junior subordinated debentures affected, no consent will be given by the property trustee without the prior consent of each holder of the trust preferred securities.

     The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify you of any notice of default with respect to the junior subordinated debentures. In addition to obtaining your approval as described above, before taking any of the actions listed above, the property trustee will obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be taxable as a corporation for United States federal income tax purposes on account of the action.

     Any required approval of holders of trust preferred securities may be given at a meeting of holders of trust preferred securities convened for the purpose or pursuant to written consent without prior notice. The property trustee will cause a notice of any meeting at which you are entitled to vote to be given to you in the manner provided in the trust agreement.

     Your vote or consent will not be required to redeem and cancel trust preferred securities in accordance with the trust agreement.

     Notwithstanding that you are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us, the trustees or any of our affiliates or any trustees, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Expenses and Taxes

     In the indenture, we have agreed to pay all debts and other obligations (other than distributions on the trust preferred securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect to any taxes (other than United States withholding taxes) to which the Trust might become subject. Our obligations under the indenture are for the benefit of, and shall be enforceable by, any creditor of the Trust to whom any of these debts, obligations, costs, expenses and taxes are owed whether or not the creditor has received notice. The creditor may enforce these obligations directly against us, and we have irrevocably waived any right or remedy to require that any creditor take any action against the Trust or any other person before proceeding against us. We have also agreed in the indenture to execute the additional agreements as may be necessary or desirable to give full effect to these payment obligations.

Book Entry, Delivery and Form

     The trust preferred securities will be issued in the form of one or more fully registered global securities, which will be deposited with, or on behalf of, DTC and registered in the name of a DTC nominee. Unless and until it is exchangeable in whole or in part for the trust preferred securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or to another nominee of DTC or by DTC or the nominee to a successor of DTC or to a nominee of the successor.

     Ownership of beneficial interests in a global security will be limited to participants that have accounts with DTC or its nominee or persons that may hold interests through the participants. We expect that, upon the issuance of a global security, DTC will credit, on its book entry registration and transfer system, the participants' accounts with their respective principal amounts of trust preferred securities represented by the global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by DTC (with respect to your interests of participants) and on the records of participants (with respect to your interests). You will not receive written confirmation from DTC of your purchase, but are expected to receive written confirmations from participants through which you entered into the transaction.

     Transfers of ownership interests will be accomplished by entries on the books of participants acting on your behalf. So long as DTC, or its nominee, is the registered owner of a global security, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the trust preferred securities represented by the global security for all purposes under the trust agreement. Except as provided below, you are the owner of beneficial interests in a global security and will not be entitled to receive physical delivery of the trust preferred securities in definitive form.

     You will not be considered an owner or holder under the trust agreement. Accordingly, you must rely on the procedures of DTC and, if you are not a participant, on the procedures of the participant through which you own your interest, to exercise any rights as a holder of trust preferred securities under the trust agreement. We understand that, under DTC's existing practices, in the event that we request any action you, or if you desire to take any action which a holder is entitled to take under the trust agreement, DTC would authorize the participants holding your interests to take the action, and the participants would authorize you to take the action or would otherwise act upon your instructions. Redemption notices will also be sent to DTC. If less than all of the trust preferred securities are being redeemed, we understand that it is DTC's existing practice to determine by lot the amount of the interest of each participant to be redeemed.

     Distributions on the trust preferred securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing the trust preferred securities. Neither the trustees, nor the administrators, any paying agent or any other agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the trust preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. Disbursements of distributions to participants will be DTC's responsibility. DTC's practice is to credit participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, us, the trustees, the paying agent or any other agent of ours, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC may discontinue providing its services as securities depository with respect to the trust preferred securities at any time by giving reasonable notice to us or the trustees. If DTC notifies us that it is unwilling to continue as depository, or if it is unable to continue or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depository is not appointed by us within 90 days after receiving the notice or becoming aware that DTC is no longer a registered clearing agency, we will issue the trust preferred securities in definitive form upon registration of transfer of, or in exchange for, the global security. In addition, we may at any time and in our sole discretion determine not to have the trust preferred securities represented by one or more global securities and, in this event, will issue trust preferred securities in definitive form in exchange for all of the global securities representing the trust preferred securities.

     DTC has advised the Trust and us as follows:

     . DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended,;

     . DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates;

     . participants include securities brokers and dealers (such as the underwriters), banks, trust companies and clearing corporations and may include certain other organizations;

     . certain of the participants (or their representatives), together with other entities, own DTC; and

     . indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Same-Day Settlement and Payment

     Settlement for the trust preferred securities will be made by the underwriters in immediately available funds.

     Secondary trading in trust preferred securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the trust preferred securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the trust preferred securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the trust preferred securities.

Payment and Paying Agency

     Payments with respect to the trust preferred securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates or, if the trust preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder entitled to it at the address that appears on the securities register for the trust preferred securities and common securities. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrators. The paying agent will be permitted to resign as paying agent upon 30 days written notice to the property trustee and the administrators. If the property trustee is no longer the paying agent, the property trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the administrators) to act as paying agent.

Registrar and Transfer Agent

     The property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration or transfers of trust preferred securities will be effected without charge by or on behalf of the Trust, but only upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the trust preferred securities after the trust preferred securities have been called for redemption.

Obligations and Duties of the Property Trustee

     The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties that are specifically provided in the trust agreement. After any event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred.

     For information concerning the relationships between Bankers Trust Company, the property trustee, and us, see "Description of Junior Subordinated Debentures--Information Concerning the Debenture Trustee."

Miscellaneous

     The two administrators and the property trustee are authorized and directed to conduct the affairs of the Trust and to operate it in such a way that: (1) the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable as a corporation for United States federal income tax purposes; and (2) the junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes. In this connection, the property trustee and the holders of common securities are authorized to take any action not inconsistent with applicable law, or the trust agreement that the property trustee and the holders of common securities determine in their discretion to be necessary or desirable for these purposes, as long as the action does not materially adversely affect your interests.

     You will not have preemptive or similar rights.

     The Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

Governing Law

     The trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.


                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures are to be issued under the indenture between Bankers Trust Company, as the debenture trustee, and us. This summary of certain terms and provisions of the junior subordinated debentures and the indenture is not complete. You should read the form of the indenture that is filed as an exhibit to the registration statement of which this prospectus is a part. Whenever particular defined terms of the indenture (in effect from time to time) are referred to in this prospectus, the defined terms are incorporated in this prospectus by reference. A copy of the form of indenture is available from the debenture trustee upon request.

General

     Concurrently with the issuance of the trust preferred securities, the Trust will invest the proceeds, together with the consideration paid by us for the common securities, in the junior subordinated debentures issued by us. The junior subordinated debentures will bear interest, accruing from the date of issue, at the annual rate of ___% of the principal amount, payable quarterly in arrears on March 31/st/, June 30/th/, September 30/th/ and December 31/st/ of each year, beginning ___________, 2000, to the person in whose name each junior subordinated debenture is registered at the close of business on the 15/th/ day of March, June, September or December (whether or not a business day) next preceding the interest payment date. It is anticipated that, until the dissolution of the Trust, if any, each junior subordinated debenture will be registered in the name of the Trust and held by the property trustee in trust for you and the holders of the common securities.

     The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in the period. The amount of interest payable for any full interest period will be computed by dividing the annual rate by four. If any date on which interest is payable to the junior subordinated debentures is not a business day, then payment of the interest payable on the date will be made on the next business day (without any interest or other payment with respect to the delay), or, if the business day falls in the next calendar year, the payment will be made on the immediately preceding business day in each case with the same force and effect as if made on the date the payment was originally payable.

     Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount (to the extent permitted by law) at the annual rate of ___%, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in the period. The amount of additional interest payable for any full interest period will be computed by dividing the annual rate by four.

     The term "interest" as used in this prospectus includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and, if applicable, any additional sums we pay on the junior subordinated debentures following a Tax Event (as defined under "Description of Preferred Securities--Repayment or Redemption") that may be required so that distributions payable by the Trust will not be reduced by any additional taxes, duties or other governmental changes resulting from the Tax Event.

     The junior subordinated debentures will mature on _____________, 2030, subject to our right to shorten the maturity date at any time to any date not earlier than _____________, 2005, if we have received prior approval of the Federal Reserve and if the approval is then required under applicable capital guidelines or policies of the Federal Reserve. If we elect to shorten the maturity of the junior subordinated debentures, we will give notice to the registered holders of the junior subordinated debentures, the debenture trustee and the Trust no less than 90 days before the effectiveness of the maturity date. The property trustee must give you and the holders of the common securities notice of the shortened stated maturity at least 30 but not more than 60 days before the applicable date.

     The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to any senior indebtedness and equally with our obligations associated with the outstanding trust preferred securities of Provident Trust I. The junior subordinated debentures will not be subject to a sinking fund. The indenture does not limit our ability to incur or issue other secured or unsecured debt, including senior indebtedness, whether under the junior subordinated debentures or any existing or other indenture that we may enter into in the future or otherwise. See "Subordination."

Option to Extend Interest Payment Period

     So long as no event of default under the junior subordinated debentures has occurred and is continuing, we have the right at any time during the term of the junior subordinated debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each extension period, provided that no extension period may extend beyond the stated maturity of the junior subordinated debentures. During any extension period we have the right to make partial payments of interest on any interest payment date. At the end of an extension period, we must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of ___%, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in the period, to the extent permitted by applicable law). The amount of additional interest payable for any full interest period will be computed by dividing the annual rate by four. During an extension period, interest will continue to accrue and holders of junior subordinated debentures (or holders of trust preferred securities while outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

     During any extension period, we may not:

     . make any payment of principal (or any premium on the principal) or interest, or repay, repurchase or redeem any of our debt securities that rank equally in all respects with or junior in interest to the junior subordinated debentures, including our obligations associated with the outstanding trust preferred securities of Provident Trust I; or

     . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except that we may:

          (1) repurchase, redeem or make other acquisitions of shares of our capital stock in connection with any employment contract benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers directors or consultants, in connection with a dividend reinvestment or shareholder stock purchase plan or in connection with the issuance of our capital stock (or securities convertible into or exercisable for the capital stock) as consideration in an acquisition transaction entered into prior to the applicable extension period;

          (2) take any necessary action in connection with any reclassification, exchange or conversion of any class or series of our capital stock (or any capital stock of any of our subsidiaries) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

          (3) purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

          (4) declare a dividend in connection with any shareholders' rights plan, or issue rights, stock or other property under any shareholders' rights plan, or redeem or repurchase rights pursuant to any shareholders' rights plan; or

          (5) declare a dividend in the form of stock warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to the stock.

     Before the termination of any extension period, we may further defer the payment of interest, provided that no extension period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest shall be due and payable during an extension period, except at its end. We must give the trustees notice of our election of the extension period at least one business day prior to the earlier of: (1) the date the distribution on the trust preferred securities would have been payable but for the election to begin an extension period; and (2) the date the property trustee is required to give you notice of the record date or the date the distribution is payable, but in any event not less than one business day prior to the record date. The property trustee will give you notice of our election to begin a new extension period. There is no limitation on the number of times that we may elect to begin an extension period.

Redemption

     We may redeem the junior subordinated debentures prior to maturity at our option: (1) on or after __________________, 2005, in whole at any time or in part from time to time; or (2) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined under "Description of Preferred Securities--Repayment or Redemption"), in each case at a redemption price equal to the outstanding principal amount of the junior subordinated debentures plus accrued interest (including any additional interest on any additional sums we pay following a Tax Event as described below under "Additional Sums"). The proceeds of the redemption will be used by the Trust to redeem the trust preferred securities.

     The Federal Reserve's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if the redemption could have a material effect on the level or composition of the organization's capital base.

     Consultation may not be necessary if the equity or capital instrument was redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption.

     If we redeem the junior subordinated debentures prior to their stated maturity, that would constitute the redemption of capital instruments under the Federal Reserve's current risk-based capital guidelines and may be subject to the prior approval of the Federal Reserve. The redemption of the junior subordinated debentures also could be subject to the additional prior approval of the Federal Reserve under its current risk-based capital guidelines.

Additional Sums

     We have covenanted in the indenture that, if and for so long as the Trust is the holder of all junior subordinated debentures and the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, we will pay as additional sums on the junior subordinated debentures the amounts as may be required so that the distributions payable by the Trust will not be reduced as a result of any additional taxes, duties or other governmental charges. See "Description of Preferred Securities--Repayment or Redemption."

Registration, Denomination and Transfer

     The junior subordinated debentures will initially be registered in the name of the Trust. If the junior subordinated debentures are distributed to you, it is anticipated that the depositary arrangements for the junior subordinated debentures will be substantially identical to those in effect for the trust preferred securities. See "Description of Preferred Securities--Book Entry, Delivery and Form."

     Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform the procedures, and the procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days of receipt of notice from DTC to the effect, we will cause the junior subordinated debentures to be issued in definitive form.

     Payments on junior subordinated debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the junior subordinated debentures, described under "Description of Preferred Securities--Book Entry, Delivery and Form." If junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registerable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the debenture trustee in New York, New York, or at the offices of any paying agent or transfer agent we appoint, provided that payment of interest may be made at our option by check mailed to the address of the persons entitled to the payment. However, a holder of $1 million or more in aggregate principal amount of junior subordinated debentures may receive payments of interest (other than interest payable at the stated maturity) by wire transfer of immediately available funds upon written request to the debenture trustee not later than 15 calendar days prior to the date on which the interest is payable.

     Junior subordinated debentures are issuable only in registered form without coupons in integral multiples of $25.00. Junior subordinated debentures will be exchangeable for other junior subordinated debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

     Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the indenture or at the office of any transfer agent we designate for that purpose without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the debenture trustee as securities registrar under the indenture. We may at any time designate additional transfer agents with respect to the junior subordinated debentures.

     In the event of any redemption, we will not, nor will the debenture trustee be required to:

     . issue, register the transfer of, or exchange junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the junior subordinated debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

     . transfer or exchange any junior subordinated debentures selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion of the debenture not to be redeemed.

     Any monies deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of (and premium, if any) or interest on any junior subordinated debenture and remaining unclaimed for two years after this principal (and premium, if any) or interest has become due and payable shall, at our request, be repaid to us, and the holder of the junior subordinated debenture shall thereafter look, as a general unsecured creditor, only to us for payment.

Restrictions on Certain Payments and Certain Covenants of the Company

     We have covenanted that at any time: (1) there has occurred any event (a) of which we have actual knowledge that with the giving of notice or the lapse of time, or both, would constitute an event of default under the junior subordinated debentures and that we have not taken reasonable steps to cure; (2) if the junior subordinated debentures are held by the Trust, we are in default with respect to our payment of any obligations under the guarantee; or (3) we have given notice of our election of an extension period as provided in the indenture and have not rescinded the notice, or any extension period, is continuing, then we will not:

     . make any payment of principal (or any premium on the principal) or interest, or repay, repurchase or redeem any of our debt securities that rank equally in all respects with, or junior in interest to, the junior subordinated debentures, including our obligations associated with the outstanding trust preferred securities of Provident Trust I; or

     . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, except that we may:

          (1) repurchase, redeem or make other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or shareholder stock purchase plan or in connection with the issuance of our capital stock (or securities convertible into or exercisable for the capital stock) as consideration in an acquisition transaction entered into prior to the applicable extension period or other event referred to below;

          (2) take any necessary action in connection with any reclassification, exchange or conversion of any class or series of our capital stock (or any capital stock of any of our subsidiaries) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

          (3) purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

          (4) declare a dividend in connection with any shareholders' rights plan, or issue rights, stock or other property under any shareholders' rights plan, or redeem or repurchase rights pursuant to any shareholders' rights plan; or

          (5) declare a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to the stock.

     We have covenanted in the indenture:

     . to continue to hold, directly or indirectly, all of the common securities, provided that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

     . as holder of the common securities, not to voluntarily terminate, dissolve and liquidate the Trust, other than:

          (1) in connection with a distribution of junior subordinated debentures to the holders of the trust preferred securities in liquidation of the Trust; or

          (2) in connection with certain mergers, consolidations or amalgamations permitted by the trust agreement; and

     . to use reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

Modification of Indenture

     From time to time, we as well as the debenture trustee may, without the consent of any of the holders of the outstanding junior subordinated debentures, amend, waive or supplement the provisions of the indenture to:

     . evidence our succession to another corporation or association and the assumption by the person of our obligations under the junior subordinated debentures;

     . add further covenants, restrictions or conditions for the protection of holders of the junior subordinated debentures;

     . cure ambiguities or correct the junior subordinated debentures in the case of defects or inconsistencies in the provisions of the debentures, so long as any cure or correction does not adversely affect the interest of the holders of the junior subordinated debentures in any material respect;

     . change the terms of the junior subordinated debentures to facilitate the issuance of the junior subordinated debentures in certificated or other definitive form;

     . evidence or provide for the appointment of a successor debenture trustee; or

     . qualify, or maintain the qualification of, the indenture under the Trust Indenture Act.

     The indenture contains provisions permitting the debenture trustee and us, with the consent of the holders of not less than a majority in principal amount of the junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures. However, none of these modifications may be made, without the consent of the holder of each outstanding junior subordinated debenture so affected that would:

     . change the stated maturity of, or any installment of interest on, the junior subordinated debentures, or reduce the principal amount, their rate of interest or any premium payable upon any redemption, or change the place of payment where, or the currency in which, the amount is payable, or impair the right to institute suit for the enforcement of any payment on junior subordinated debentures; or

     . reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any modification of, or waiver of rights under, the indenture.

     Furthermore, so long as any of the trust preferred securities remain outstanding, no modification may be made that adversely affects you in any material respect, and no termination of the indenture may occur, and no waiver of any event of default or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding trust preferred securities unless and until the principal of (and premium, if any, on) the junior subordinated debentures and all accrued and unpaid interest have been paid in full and certain other conditions are satisfied.

Debenture Events of Default

     The indenture provides that any one or more of the following described events with respect to the junior subordinated debentures that has occurred and is continuing constitute an "event of default" with respect to the junior subordinated debentures:

     . failure to pay any interest on the junior subordinated debentures when due and continuance of this default for a period of 30 days (subject to the deferral of any due date in the case of an extension period);

     . failure to pay any principal (or any premium on the principal) on the junior subordinated debentures when due whether at the stated maturity;

     . failure to observe or perform certain other covenants contained in the indenture for 90 days after written notice of the failure to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding junior subordinated debentures; or

     . the occurrence of the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to us or all or substantially all of our property; or a court or other governmental agency shall enter a decree or order appointing a receiver or similar official and the decree or order shall remain unstayed and undischarged for a period of 60 days.

     As described in "Description of Preferred Securities--Events of Default; Notice," the occurrence of an event of default with respect to the junior subordinated debentures will also be an event of default with respect to the trust preferred securities and common securities.

     The holders of at least a majority in aggregate principal amount of outstanding junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate principal amount of outstanding junior subordinated debentures may declare the principal due and payable immediately upon an event of default, and, should the debenture trustee or the holders of junior subordinated debentures fail to make the declaration, the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities shall have the right. The holders of a majority in aggregate principal amount of outstanding junior subordinated debentures may annul the declaration and waive the default if all defaults (other than the non-payment of the principal of junior subordinated debentures which has become due solely by the acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. Should the holders of junior subordinated debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the outstanding trust preferred securities shall have the right.

     The holders of at least a majority in aggregate principal amount of the outstanding junior subordinated debentures affected may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except a default in the payment of principal (or any premium) or interest (unless this default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium on, if any) due otherwise than by acceleration has been deposited with the debenture trustee) or a default with respect to a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture affected by the default. See "Modification of Junior Subordinated Indenture." We are required to certify annually to the debenture trustee as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

     If a debenture event of default occurs and is continuing, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture, to be due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

Enforcement of Certain Rights by Holders of Preferred Securities

     If a debenture event of default has occurred and is continuing and the event is attributable to our failure to pay any amounts payable with respect to the junior subordinated debentures on the date the amounts are otherwise payable, you may institute a legal action against us to enforce the payment to you of an amount equal to the amount payable with respect to junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities you hold. We may not amend the indenture to remove the foregoing right to bring legal action without your prior written consent. We will have the right under the indenture to set off any payment we make to you in connection with a legal action.

     You are not able to exercise directly any remedies available to the holders of the junior subordinated debentures except under the circumstances described in the preceding paragraph. See "Description of Preferred Securities--Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

     The indenture provides that we may not consolidate with or merge into any other entity or sell, convey, transfer or lease our properties and assets substantially as an entirety, or sell, convey, transfer or distribute the capital stock or all or substantially all of the assets of any principal subsidiary bank to any entity, and no entity may consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

     . in the event we consolidate with or merge into another entity or convey or transfer our properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes our obligations with respect to the junior subordinated debentures; provided, however, that nothing in the indenture shall be deemed to restrict or prohibit, and no supplemental indenture shall be required in the case of the merger of a bank (as defined below) with and into a bank or us, the consolidation of banks into a bank or us, or the sale or other disposition of all or substantially all of the assets of any bank to another bank or us, if, in any case in which we are not the surviving, resulting or acquiring entity, we would own, directly or indirectly, at least 80% of the voting securities of the bank (and of any other bank any voting securities of which are owned, directly or indirectly, by the bank) surviving the merger, resulting from the consolidation or acquiring the assets;

     . immediately after giving effect to the transaction, no event of default with respect to the junior subordinated debentures, and no event which, after notice or lapse of time or both, would constitute an event of default with respect to the junior subordinated debentures, has occurred and is continuing; and

     .    certain other conditions as prescribed in the indenture are satisfied.

     For purposes of the first bullet point above, the term "bank" means each of:

     . any banking subsidiary of ours the consolidated assets of which constitute 20% or more of our consolidated assets and our consolidated subsidiaries;

     . any other banking subsidiary designated as a bank pursuant to a board resolution and provided in an officers' certificate delivered to the trustee; and

     . any of our subsidiaries that owns, directly or indirectly, any voting securities, or options, warrants or rights to subscribe for or purchase voting securities, of any bank under the first and second bullet points above and in the case of all three bullet points above their respective successors (whether by consolidation, merger, conversion, transfer of substantially all their assets and business or otherwise) so long as the successor is a banking subsidiary (in the case of the first and second bullet point) or a subsidiary (in the case of the third bullet point) of ours.

     The provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event we are involved in a highly leveraged or other transaction that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

     The indenture will no longer be in effect and we will deemed to have satisfied and discharged the indenture when:

     . all junior subordinated debentures not previously delivered to the debenture trustee for cancellation: (1) have become due and payable; or (2) will become due and payable at the stated maturity within one year;

     . we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity or redemption date; and

     . we have paid all other sums payable by us under the indenture and we have delivered applicable certificates and opinions that indicate we have complied with all of our obligations.

Subordination

     The junior subordinated debentures will be subordinate and junior in right of payment, to the extent provided in the indenture, to all our senior indebtedness (as defined below) of and equally with our obligations associated with the outstanding trust preferred securities of Provident Trust I and any future issuances of trust preferred securities. If we default in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any senior indebtedness when the payment becomes due and payable whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then unless and until the default has been cured or waived or has ceased to exist or all senior indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) may be made or agreed to be made on the junior subordinated debentures, or with respect to any redemption repayment, retirement, purchase or other acquisition of any of the junior subordinated debentures.

     As used in this prospectus, "senior indebtedness" means, whether recourse is to all or a portion of our assets and whether or not contingent:

     .    every obligation of ours for money borrowed;

     . every obligation of ours evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     . every reimbursement obligation of ours with respect to letters of credit, bankers' acceptance or similar facilities issued for our account;

     . every obligation of ours issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

     .    every capital lease obligation of ours;

     . every obligation of ours for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978 and in any amendments to the Bankruptcy Code) with respect to derivative products such as interest foreign exchange rate contracts, commodity contracts and similar arrangements; and

     . every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, we have guaranteed or are responsible or liable, directly or indirectly, as obligor or otherwise.

     However, senior indebtedness does not include any of the following:

     . any obligations which, by their terms, are expressly stated to rank equally in right of payment with or, to not be superior in right of payment to, the junior subordinated debentures;

     . any of our senior indebtedness which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, and in any amendments to the Bankruptcy Code, was without recourse to us;

     .    any indebtedness of ours to any of our subsidiaries;

     .    any indebtedness to our executive officers or directors; or

     . any indebtedness with respect to debt securities issued to any trust, or a trustee of the trust, partnership or other entity affiliated with us that is our financing entity in connection with the issuance by the financing entity of securities that are similar to the trust preferred securities, including the outstanding trust preferred securities of Provident Trust I.

     As of January 31, 2000, we had senior indebtedness of $620.8 million. In addition, we have $40 million of 8.29% Exchange Capital Securities that remain outstanding and that will rank equally to the trust preferred securities offered through this prospectus. Any future senior indebtedness (including any interest on the indebtedness accruing after the commencement of any proceedings) shall first be paid in full before any payment or distribution whether in cash, securities or other property is made on account of the junior subordinated debentures in the event of:

     . certain events of bankruptcy, dissolution or liquidation of us or another holder of the common securities;

     . any proceeding for our liquidation, dissolution or other winding up, voluntary or involuntary, whether or not involving insolvency or bankrupt proceedings;

     .    any assignment by us for the benefit of creditors; or

     .    any other marshaling of our assets.

     In this event, any payment or distribution on account of the junior subordinated debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable with respect to the junior subordinated debentures will be paid as described above, directly to the holders of senior indebtedness in accordance with the priorities then existing among the holders until all senior indebtedness (including any interest on the indebtedness accruing after the commencement of the proceedings) has been paid in full.

     In the event of any proceeding described above, after payment in full of all sums owing with respect to our senior indebtedness, if any, the holders of junior subordinated debentures, together with the holders of our obligations ranking on a parity with the junior subordinated debentures, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the junior subordinated debentures and other obligations. This payment will be made before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations ranking junior to the junior subordinated debentures and other obligations. If payment or distribution on account of the junior subordinated debentures of any character or security, whether in cash, securities or other property, is received by any holder of any junior subordinated debentures in contravention of any of these terms and before all our senior indebtedness, if any, has been paid in full, the payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of our senior indebtedness at the time outstanding in accordance with the priorities then existing among the holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all senior indebtedness in full.

     By reason of the subordination, in the event of our insolvency, holders of senior indebtedness may receive more, ratably, and holders of the junior subordinated debentures may receive less, ratably, than our other creditors. The subordination will not prevent the occurrence of any event of default with respect to the junior subordinated debentures.

     The indenture places no limitation on the amount of additional senior indebtedness that we may incur. We expect from time to time to incur additional senior indebtedness.

Information Concerning the Debenture Trustee

     The debenture trustee, other than during the occurrence and continuance of a default in the performance of our obligations under the junior subordinated debentures, is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities that might be incurred by the exercise of these powers. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     Bankers Trust Company, the debenture trustee, may serve from time to time as trustee under other indentures or trust agreements with us or our subsidiaries relating to other issues of our securities. In addition, we as well as certain of our affiliates may have other banking relationships with Bankers Trust Company and its affiliates.

Governing Law

     The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.


                           DESCRIPTION OF GUARANTEE

     We will execute and deliver the guarantee at the same time the Trust issues the trust preferred securities by the Trust for your benefit. Bankers Trust Company will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for your benefit. This summary of certain provisions of the guarantee is not complete. You should read the form of the guarantee, which is filed as an exhibit to the registration statement of which this prospectus is a part. A copy of the form of guarantee is available upon request from the guarantee trustee.

General

     We will irrevocably agree to pay in full on a subordinated basis, to the extent provided in the guarantee and described in this prospectus, the guarantee payments described below to you, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the Trust, will be subject to the guarantee:

     . any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that the Trust has funds on hand available therefor at that time;

     . the redemption price with respect to any trust preferred securities called for redemption, to the extent that the Trust has funds on hand available for its payment at that time; and

     . upon a voluntary or involuntary dissolution, termination, winding up or liquidation of the Trust (unless the junior subordinated debentures are distributed to you), the lessor of:

          (1) the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the Trust has funds on hand available for their payment; and

          (2) the amount of assets of the Trust remaining available for distribution to you on liquidation of the Trust.

     Our obligation to make a guarantee payment may be satisfied by our direct payment to you or by causing the Trust to pay these amounts to you.

     The guarantee will be an irrevocable guarantee of payment on a subordinated basis of the Trust's obligations under the trust preferred securities, but will apply only to the extent that the Trust has funds sufficient to make the payments, and is not a guarantee of collection.

     If we do not make payments on the junior subordinated debentures held by the Trust, the Trust will not be able to pay any amounts payable with respect to the trust preferred securities and will not have funds legally available for these payments. The guarantee will rank subordinate and junior in right of payment to all of our senior indebtedness. See "Status of the Guarantee." The guarantee does not limit our ability to incur or issue other secured or unsecured debt, including senior indebtedness, whether under the indenture or any other indenture that we may enter into in the future or otherwise.

     We have through the guarantee, the trust agreement, the junior subordinated debentures and the indenture, taken together, fully, irrevocably and unconditionally guaranteed all the Trust's obligations under the trust preferred securities on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. Only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations with respect to the trust preferred securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

Status of the Guarantee

     The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to our senior indebtedness, if any, and equally with the outstanding trust preferred securities of Provident Trust I and with any additional obligations associated with any future issuances of trust preferred securities.

     The guarantee will constitute a guarantee of payment and not of collection. This means that the guarantee trustee may institute a legal proceeding directly against us as the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will be held by the guarantee trustee for your benefit. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Trust or distribution to the holders of the trust preferred securities or the junior subordinated debentures.

Amendments and Assignment

     Except with respect to any changes which do not materially adversely affect your rights (in which case no consent will be required), the guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding trust preferred securities. The manner of obtaining the approval is described under "Description of Preferred Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to your benefit and the benefit of all of the holders of the trust preferred securities then outstanding.

Events of Default

     An event of default under the guarantee will occur if we fail to perform any of our payment or other obligations under the guarantee, or to perform any non-payment obligation if the non-payment default remains unremedied for 30 days. The holders of not less than a majority in aggregate liquidation amount of the outstanding trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

     You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

     We are required, as guarantor, to certify annually to the guarantee trustee whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information Concerning the Guarantee Trustee

     The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the guarantee, undertakes to perform only the duties as are specifically provided in the guarantee and, after the occurrence of an event of default with respect to the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur in the exercise of these powers.

     For information concerning our relationship with Bankers Trust Company, as guarantee trustee, see "Description of Junior Subordinated Debentures-- Information Concerning the Debenture Trustee."

Termination of the Guarantee

     The guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the trust preferred securities, upon full payment of the amounts payable with respect to the trust preferred securities upon liquidation of the Trust, or upon distribution of junior subordinated debentures to you and the other holders of the trust preferred securities in exchange for all of the trust preferred securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time you must restore payment of any sums paid to you under the trust preferred securities or the guarantee.

Governing Law

     The guarantee will be governed by and construed in accordance with the laws of the State of New York.


                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
             THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

     We have irrevocably guaranteed, on a subordinate basis, payments of distributions and other amounts due on the trust preferred securities (to the extent that Trust has funds available for the payment) and to the extent described under "Description of Guarantee." Taken together, our obligations under the junior subordinated debentures, the indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations with respect to the trust preferred securities.

     If and to the extent that we do not make payments on the junior subordinated debentures, the Trust will not have sufficient funds to pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover payment of amounts payable with respect to the trust preferred securities when the Trust does not have sufficient funds to pay the amounts. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of our payment obligations under the junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities you hold.

     Our obligations under the junior subordinated debentures and the guarantee are subordinate and junior in right of payment to all senior indebtedness, if any, and rank equally with our obligations associated with the outstanding trust preferred securities of Provident Trust I and any additional obligations associated with any future issuances of trust preferred securities.

Sufficiency of Payments

     As long as we make the payments on the junior subordinated debentures when they are due, the payments will be sufficient to cover distributions and other payments distributable on the trust preferred securities, primarily because:

     . the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and common securities;

     . the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate, distribution dates and other payment dates for the trust preferred securities;

     . we will pay for any and all costs, expenses and liabilities of the Trust except the Trust's obligations to you and the holders of the common securities; and

     . the trust agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

     Notwithstanding anything to the contrary in the indenture, we have the right to set off any payment we are otherwise required to make thereunder against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under the guarantee.

Enforcement Rights of Holders of Preferred Securities

     You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity. See "Description of Guarantee."

     A default or event of default under any of our senior indebtedness would not constitute a default or event of default with respect to the trust preferred securities. However, in the event of payment defaults under, or acceleration of our senior indebtedness, the subordination provisions of the indenture provide that no payments may be made with respect to the junior subordinated debentures until the senior indebtedness has been paid in full or any payment default on senior indebtedness has been cured or waived. See "Description of Junior Subordinated Debentures--Subordination."

Limited Purpose of Trust

     The trust preferred securities represent trust preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing the trust preferred securities and common securities and investing the proceeds from their issuance in the junior subordinated debentures. A principal difference between your rights as a holder of trust preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us payments on junior subordinated debentures held, while you are entitled to receive distributions or other amounts distributable with respect to the trust preferred securities from the Trust (or from us under the Guarantee) only if and to the extent the Trust has funds available for the payment of the distributions.

Rights Upon Dissolution

     Upon any voluntary or involuntary dissolution of the Trust, other than the dissolution involving the distribution of the junior subordinated debentures and after satisfaction of liabilities to creditors of the Trust as required by applicable law, you will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution." If we are voluntarily or involuntarily liquidated or declare bankruptcy, the Trust, as registered holder of the junior subordinated debentures, will be our subordinated creditor, subordinated and junior in right of payment to all our senior indebtedness, if any, as provided in the indenture, but entitled to receive payment in full of all amounts payable with respect to the junior subordinated debentures before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed under the indenture to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to you and the holders of the common securities), your position as a holder of the trust preferred securities and the position of a holder of the junior subordinated debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

     The trust preferred securities and payments on the trust preferred securities generally are subject to taxation. Therefore, you should consider the tax consequences of owning and receiving payments on the trust preferred securities before acquiring them.

     We have engaged Muldoon, Murphy & Faucette LLP, Washington, D.C., as special counsel to review the following discussion. They have given us their written legal opinion that the discussion correctly describes the principal aspects of the United States federal tax treatment of beneficial owners of trust preferred securities.

     The following discussion is general and may not apply to your particular circumstances for any of the following (or other) reasons:

     . This summary is based on federal tax laws in effect as of the date of this prospectus. Changes to any of these laws after this date may affect the tax consequences described below.

     . This summary discusses only trust preferred securities you acquire at original issuance at the original offering price and hold as capital assets (within the meaning of federal tax law). It does not discuss all of the tax consequences that may be relevant to the owners of trust preferred securities who are subject to special rules, such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt organizations and certain other financial institutions.

This discussion also does not discuss tax consequences that may be relevant to an owner of trust preferred securities in light of the owner's particular circumstances, such as an owner holding a trust preferred security as a position in a straddle, hedging, conversion or other integrated investment.

     .    This summary does not address:

          (1) the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of trust preferred securities;

          (2) the United States alternative minimum tax consequences of purchasing, owning and disposing of trust preferred securities; or

          (3) any state, local or foreign tax consequences of purchasing, owning and disposing of trust preferred securities.

     The authorities on which this summary is based are subject to various interpretations, and the opinions of Muldoon, Murphy & Faucette LLP, as counsel, represents counsel's best legal judgment based on current authorities and are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transaction described in this prospectus. Accordingly, we cannot assure you that the IRS will not challenge the opinion expressed in this prospectus or that a court would not sustain a challenge.

     We advise you to consult your own tax advisors regarding the tax consequences of purchasing, owning and disposing of the trust preferred securities because the following discussion may not apply to you.

U.S. Holders

     In General. For purposes of the following discussion, a "U.S. Holder" means:

     .    a citizen or individual resident of the United States;

     . a corporation or partnership created or organized in or under the laws of the United States or any of its political subdivisions;

     . an estate the income of which is includable in its gross income for United States federal income tax purposes without regard to its source; or

     . a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person has the authority to control all substantial decisions of the trust.

     Characterization of the Trust. Prior to the time that the trust preferred securities are issued, Muldoon, Murphy & Faucette LLP will give its opinion that: (1) under then current law and based on the representations, facts and assumptions provided in this prospectus; (2) assuming full compliance with the terms of the trust agreement (and other relevant documents); and (3) based on certain assumptions and qualifications referred to in the opinion, the Trust will be characterized for United States federal income tax purposes as a grantor trust. Accordingly, for United States federal income tax purposes, if you, as a U.S. Holder, purchase a trust preferred security you will be considered the owner of an undivided interest in the junior subordinated debentures owned by the Trust, and you will be required to include all income or gain recognized for United States federal income tax purposes with respect to your share of the junior subordinated debentures on your income tax return.

     Characterization of the Junior Subordinated Debentures. We intend to take the position that, under current law, the junior subordinated debentures are our debt for United States federal income tax purposes. We, along with the Trust and you (by acceptance of a beneficial interest in a trust preferred security), agree to treat the junior subordinated debentures as our debt and the trust preferred securities as evidence of a beneficial ownership interest in the Trust. We cannot assure you, however, that the position will not be challenged by the IRS or, if challenged, that a challenge will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified as our debt for United States federal income tax purposes.

     Interest Income and Original Issue Discount. Under the terms of the junior subordinated debentures, we have the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity of the junior subordinated debentures. Treasury regulations provide that debt instruments like the junior subordinated debentures will not be considered issued with original issue discount ("OID") even if their issuer can defer payments of interest if the likelihood of any deferral is "remote."

     We have concluded, and this discussion assumes, that, as of the date of this prospectus, the likelihood of our deferring payments of interest is "remote" within the meaning of the applicable treasury regulations. This conclusion is based in part on the fact that exercising that option would prevent us from declaring dividends on our common stock and would prevent us from making any payments with respect to debt securities that rank equally with or junior to the junior subordinated debentures. Therefore, the junior subordinated debentures should not be treated as issued with OID by reason of our deferral option. Rather, you will be taxed on stated interest on the junior subordinated debentures when it is paid or accrued in accordance with your method of accounting for income tax purposes. You should note, however, that no published rulings or any other published authorities of the IRS have addressed this issue. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described in this prospectus.

     If we exercise our option to defer payments of interest, the junior subordinated debentures would be treated as redeemed and reissued for OID purposes. The sum of the remaining interest payments (and any de minimis OID) on the junior subordinated debentures would thereafter be treated as OID. The OID would accrue, and be includable in your taxable income, on an economic accrual basis (regardless of your method of accounting for income tax purposes) over the remaining term of the junior subordinated debentures (including any period of interest deferral), without regard to the timing of payments under the junior subordinated debentures. Subsequent distributions of interest on the junior subordinated debentures generally would not be taxable. The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the junior subordinated debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, you will include OID in gross income in advance of the receipt of cash, and if you dispose of a trust preferred security prior to the record date for payment of distributions on the junior subordinated debentures following that period, you will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but you will not receive cash from the Trust with respect to the OID.

     If the possibility of our exercising our option to defer payments of interest is not remote, the junior subordinated debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) over the term of the junior subordinated debentures. You would include that OID in your taxable income, over the term of the junior subordinated debentures, on an economic accrual basis.

     Characterization of Income. Because the income underlying the trust preferred securities will not be characterized as dividends for income tax purposes, if you are a corporate holder of the trust preferred securities, you will not be entitled to a dividends-received deduction for any income you recognize with respect to the trust preferred securities.

     Market Discount and Bond Premium. Under certain circumstances, you may be considered to have acquired your undivided interests in the junior subordinated debentures with market discount or bond premium (as each phrase is defined for United States federal income tax purposes).

     Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust. Under certain circumstances described above (See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution"), the Trust may distribute the junior subordinated debentures to you in exchange for your trust preferred securities and in liquidation of the Trust. Except as discussed below, a distribution would not be a taxable event for United States federal income tax purposes, and you would have an aggregate adjusted basis in the junior subordinated debentures you receive for United States federal income tax purposes equal to your aggregate adjusted basis in your trust preferred securities. For United States federal income tax purposes, your holding period in the junior subordinated debentures you receive in a liquidation of the Trust would include the period during which you held the trust preferred securities. If, however, the relevant event is a Tax Event that results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to the Trust and to you for United States federal income tax purposes, and in that event, your holding period for the junior subordinated debentures would begin on the date that you received the debentures.

     Under certain circumstances described in this prospectus (see "Description of the Preferred Securities"), we may redeem junior subordinated debentures for cash and distribute the proceeds of the redemption to you in redemption of your trust preferred securities. A redemption would be taxable for United States federal income tax purposes, and you would recognize gain or loss as if you had sold the trust preferred securities for cash. See "Sales of Preferred Securities" below.

     Sales of Preferred Securities. If you sell trust preferred securities, you will recognize gain or loss equal to the difference between your adjusted basis in the trust preferred securities and the amount realized on the sale of the trust preferred securities. Your adjusted basis in the trust preferred securities generally will be the initial purchase price, increased by OID previously included (or currently includable) in your gross income to the date of disposition, and decreased by payments received on the trust preferred securities (other than any interest received with respect to the period prior to the effective date we first exercise our option to defer payments of interest). A gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if you have held the trust preferred securities for more than one year prior to the date of disposition.

     If you dispose of your trust preferred securities between record dates for payments of distributions thereon, you will be required to include accrued but unpaid interest (or OID) on the junior subordinated debentures through the date of disposition in your taxable income for United States federal income tax purposes (notwithstanding that you may receive a separate payment from the purchaser with respect to accrued interest). You may deduct that amount from the sales proceeds received (including the separate payment, if any, with respect to accrued interest) for the trust preferred securities (or as to OID only, to add the amount to your adjusted tax basis in the trust preferred securities). To the extent the selling price is less than your adjusted tax basis (which will include accrued but unpaid OID if any), you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Pending Tax Litigation Affecting the Preferred Securities

     In 1998, a taxpayer filed a petition in the United States Tax Court contesting the IRS's disallowance of interest deductions that taxpayer claimed with respect to securities issued in 1993 and 1994 that are, in some respects, similar to the trust preferred securities. (Enron Corp. v. Commissioner, Docket No. 6149-98, filed April 1, 1998). Recently the IRS issued a private letter ruling (PLR 199910046) concluding that instruments similar in some respects to the trust preferred securities were debt securities rather than equity securities. While a private letter ruling may not be used as a legal precedent, it does provide insight as to the views of the IRS on the issues in the ruling. An adverse decision by the Tax Court in Enron Corp. concerning the deductibility of the interest may cause a Tax Event. A Tax Event would give us the right to redeem the junior subordinated debentures. See "Description of Junior Subordinated Debentures--Redemption" and "Description of Preferred Securities-- Liquidation Distribution Upon Dissolution."

Non-U.S. Holders

     The following discussion applies to you if you are not a U.S. Holder as described above.

     Payments to you, as a non-U.S. Holder, on a trust preferred security will generally not be subject to withholding of income tax, provided that:

     . you did not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

     . you are not a controlled foreign corporation that is related to us through stock ownership; and

     . either (a) you certify to the Trust or its agent under penalties of perjury, that you are not a U.S. Holder and provide your name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the trust preferred security in that capacity, certifies to the Trust or its agent, under penalties of perjury, that it requires and has received a statement from you or another financial institution between it and you in the chain of ownership, and furnishes a copy of the statement to the Trust or its agent.

     As discussed above, it is possible that changes in the law affecting the income tax consequences of the junior subordinated debentures could adversely affect our ability to deduct interest payable on the junior subordinated debentures. These changes could also cause the junior subordinated debentures to be classified as our equity (rather than our debt) for United States federal income tax purposes. This might cause the income derived from the junior subordinated debentures to be characterized as dividends, generally subject to a 30% income tax (on a withholding basis) when paid to you if you are not a U.S. Holder, rather than as interest which, as discussed above, generally is exempt from income tax in the hands of a person who is not a U.S. Holder.

     You, as a non-U.S. Holder, will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a trust preferred security.

     If you hold the trust preferred securities in connection with the active conduct of a United States trade or business, you will be subject to income tax on all income and gains recognized with respect to your proportionate share of the junior subordinated debentures.

Information Reporting

     In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the trust preferred securities held by a non-corporate U.S. Holder within the United States. In addition, payments made on, and payments of the proceeds from the sale of, the trust preferred securities to or through the United States office of a broker are subject to information reporting unless you certify as to your non-U.S. Holder status or otherwise establish an exemption from information reporting and backup withholding. See "Backup Withholding." Taxable income on the trust preferred securities for a calendar year should be reported to U.S. Holders on the appropriate forms by the following January 31st.

Backup Withholding

     Payments made on, and proceeds from the sale of, the trust preferred securities may be subject to a "backup" withholding tax of 31% unless you comply with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against your income tax liability, or refunded, provided the required information is provided to the IRS.

     The preceding discussion is only a summary and does not address the consequences to a particular person of the purchase, ownership and disposition of the trust preferred securities. You are urged to contact your own tax advisor to determine your particular tax consequences.

Possible Tax Law Changes

     In 1996 and 1997, the Clinton Administration proposed to amend the Internal Revenue Code of 1986, as amended, (the "Code") to deny deductions of interest on instruments with features similar to those of the junior subordinated debentures when issued under arrangements similar to the issuer trust. Congress did not pass that proposal. The Clinton Administration did not include this proposal in its fiscal year 1999 budget proposal. However, we make no assurance that future legislative proposals, regulations, official administrative pronouncements or judicial decisions will not affect our ability to deduct interest on the junior subordinated debentures. Such a change could give rise to a tax event, which may permit us, upon approval of the Federal Reserve if then required under its applicable capital guidelines or policies, to cause a redemption of the trust preferred securities, as described more fully under "Description of Preferred Securities--Redemption."

                         CERTAIN ERISA CONSIDERATIONS

     We and certain of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), and any amendments to ERISA, or a "disqualified person" within the meaning of Section 4975 of the Code with respect to many employee benefit plans that are subject to ERISA and individual retirement accounts ("IRAs"). The purchase of the trust preferred securities by an employee benefit plan or IRA that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975(e)(1) of the Code and with respect to which we, or any of our affiliates are service providers (or otherwise a party in interest or a disqualified person), may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the trust preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan, fiduciary or IRA holder, proposing to acquire any trust preferred securities for this type of plan or IRA should consult with legal counsel.


                                 UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, dated _________, 2000, among us, the Trust, Legg Mason Wood Walker, Incorporated and Ferris, Baker Watts, Incorporated, as the representatives of the underwriters, the Trust has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from the Trust, the following respective aggregate liquidation amounts of trust preferred securities at the public offering price less the underwriting discounts and commissions provided on the cover page of this prospectus:

                                               NUMBER OF TRUST
     UNDERWRITER                             PREFERRED SECURITIES
     -----------                             ---------------------

     Legg Mason Wood Walker, Incorporated       $_________
     Ferris, Baker Watts, Incorporated          $_________
                  Total                         $
                                                ==========

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the trust preferred securities offered if any of the trust preferred securities are purchased.

     In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of the nondefaulting underwriters may be increased, or the underwriting agreement may be determined. The underwriters may reject orders in whole or in part and withdraw, cancel, or modify the offer without notice.

     The underwriters also may impose a penalty bid on certain selling group members. This means that if the underwriters purchase trust preferred securities in the open market to reduce the underwriter's short position or to stabilize the price of the trust preferred securities, it may reclaim the amount of the selling concession from the selling group members who sold those trust preferred securities as part of the offering.

     The underwriters have advised us and the Trust that they propose to offer the trust preferred securities to the public at the public offering price provided on the cover page of this prospectus and to certain dealers at the price less a concession not in excess of $_______ per trust preferred security. The underwriters may allow, and the dealers may reallow, a concession not in excess of $_______ per trust preferred security to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the underwriters.

     In connection with this offering, the underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of SEC Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the trust preferred securities. The transactions may include over-allotment transactions in which the underwriters create a short position for their own account by selling more trust preferred securities than they are committed to purchase from the Trust. In this case, to cover all or part of the short position, the underwriters may purchase trust preferred securities in the open market following the initial offering of the trust preferred securities. In connection with this offering, certain underwriters (and selling group members) may engage in passive market making transactions in the trust preferred securities on the Nasdaq National Market in accordance with Rule 103 of SEC Regulation M. The underwriters also may engage in stabilizing transactions in which they bid for, and purchase, trust preferred securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the trust preferred securities. The underwriters also may reclaim any selling concessions allowed to an underwriter or dealer if the underwriters repurchase trust preferred securities distributed by that underwriter or dealer. Any of these transactions may result in the maintenance of a price for the trust preferred securities at a level above that which might otherwise prevail in the open market. We do not, nor do any of the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the trust preferred securities. The underwriters are not required to engage in any of these transactions and, once begun, the transactions may be discontinued at any time without notice.

     In view of the fact that the proceeds from the sale of the trust preferred securities will be used to purchase our junior subordinated debentures, the underwriting agreement provides that we will pay as compensation for the underwriters' arranging the investment of the proceeds, an amount of $_______ per trust preferred security.

     Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the trust preferred securities as interests in a direct participation program, this offering is being made in compliance with the applicable provisions of the NASD's Conduct Rules.

     The trust preferred securities are a new issue of securities with no established trading market. The representatives have advised the Trust and us that they intend to make a market in the trust preferred securities. However, the underwriters are not obligated to do so and the market making may be interrupted or discontinued at any time without notice at the sole discretion of each of the underwriters. We have applied to have the trust preferred securities approved for quotation on the Nasdaq National Market but a requirement for initial listing, and for continued listing, is the presence of three, and two, market makers, respectively, for the trust preferred securities, and the presence of a third market maker cannot be assured. Accordingly, no assurance can be given as to the development or liquidity of any market for the trust preferred securities.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

     The representatives and certain of the other underwriters have in the past, and may in the future perform various services for us, including investment banking services, for which they have and may receive customary fees.


                            VALIDITY OF SECURITIES

     The validity of the guarantee and the junior subordinated debentures and certain tax matters will be passed upon for us by our counsel, Muldoon, Murphy & Faucette LLP, Washington, D.C., and certain other legal matters will be passed upon for the underwriters by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland. Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the trust agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., as special Delaware counsel to us and the Trust. Muldoon, Murphy & Faucette LLP and Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC will rely as to certain matters of Delaware law on the opinion of Richards, Layton & Finger, P.A.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by Reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and any amendments to the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act of 1934, as amended, we file reports, proxy statements, information statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 50 West Madison Street, Chicago, Illinois 60661. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. This material also may be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov.

     Our common stock trades on the Nasdaq National Market under the symbol "PBKS." Documents filed by us with the SEC also can be inspected at the offices of NASD, 1735 K Street, N.W., Washington, D.C. 20006.

     We and the Trust have filed a registration statement on Form S-3 with the SEC under the Securities Act in connection with the offering. This prospectus does not contain all of the information provided in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The registration statement, including any amendments, schedules and exhibits, is available for inspection and copying as provided above.

     Statements contained in this prospectus as to the contents of any contract or other document referred to in this document include all material terms of the contract or other documents but are not necessarily complete, and in each instance reference is made to the copy of the contract or other document which may have been filed as an exhibit to the registration statement, each statement being qualified in all respects by the reference.

     No separate financial statements of the Trust have been included or incorporated by reference in this document. We do not, nor does the Trust, consider that the financial statements would be material to holders of the trust preferred securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the junior subordinated debentures and issuing the trust preferred securities and common securities. See "Provident Trust II," "Description of Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, we do not expect that the Trust will be filing reports under the Securities Exchange Act of 1934, as amended, with the SEC.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended, is incorporated into this prospectus by reference.

     In addition, all subsequent documents filed with the SEC by us pursuant Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing the documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or any other document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other document or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modified or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

     This prospectus incorporates documents by reference which are not presented here or delivered with this document. These documents (excluding exhibits unless specifically incorporated in these documents) are available without charge upon written or oral request to Provident Bankshares Corporation, 114 East Lexington Street, Baltimore, Maryland 21202, Attention: Corporate Secretary, telephone:
(410) 277-7000.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated ____________, 2000. You should not assume the information contained in this prospectus is accurate as of any date other than that date.


          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This prospectus (including information included or incorporated by reference in this prospectus) contains forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including statements preceded by, followed by or that include the words, "believes," "expects," "anticipates" or similar expressions.

     These forward-looking statements involve certain risks and uncertainties and may relate to our future operating results.

     Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

     .    earnings following acquisitions being lower than expected;

     . a significant increase in competitive pressure among depository and other financial institutions;

     . costs or difficulties related to the integration of the acquired businesses being greater than expected;

     .    changes in the interest rate environment resulting in reduced margins;

     . general economic or business conditions, either nationally or in Maryland, Virginia or Pennsylvania, being less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

     . legislative or regulatory changes adversely affecting the businesses in which we will be engaged;

     .    changes in the securities markets; and

     . changes in the banking industry, including, the effects of consolidation resulting from possible mergers of financial institutions.

     For other matters that may affect operating results you should carefully consider the "Risk Factors" beginning on page _.

================================================================================

                     1,200,000 Trust Preferred Securities



                              Provident Trust II



                            % Preferred Securities
                                 guaranteed by

            [Logo of Provident Bankshares Corporation Appears Here]



                     _____________________________________

                                  PROSPECTUS
                     _____________________________________



Legg Mason Wood Walker                         Ferris, Baker Watts
    Incorporated                                  Incorporated


                     _____________________________________



                               February __, 2000


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following expenses will be incurred in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions.


       SEC registration fee..........  $  7,920
       Printing and engraving........    40,000
       Accounting fees and expenses..    40,000
       Legal fees and expenses.......    75,000
       Transfer agent fee............     1,000
       Trustee fees and expenses*....    25,000
       NASD fee......................     4,000
       Nasdaq listing fee*...........    48,750
       Blue sky fees and expenses*...     3,500
       Miscellaneous.................    10,000
                                       --------
               Total.................  $255,170
                                       ========

       ________________
       *Estimated

Item 15.  Indemnification of Directors and Officers.

     Section 2-418 of the Maryland Annotated Code, Corporations and Associations Article (1993) ("Maryland Code") provides that a corporation may indemnify directors and officers against liabilities they may incur in such capacities unless it is established that: (a) the directors act or omission was material and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director actually received an improper personal benefit; or (c) the director had reasonable cause to believe that the act or omission was unlawful. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

     The Maryland Code provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled under, among other things, any by-law provision.

     Our Bylaws provide that we shall indemnify and advance expenses to an officer or director in connection with a proceeding to the fullest extent permitted by and in accordance with the Maryland Code and federal law.

Item 16. Exhibits.

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

   1.1    Form of Underwriting Agreement
   4.1 Form of Indenture of Provident Bankshares Corporation relating to the Junior Subordinated Debentures
   4.2    Form of Amended and Restated Trust Agreement of Provident Trust II
   4.3    Form of Guarantee by Provident Bankshares Corporation
   5.1 Opinion and Consent of Muldoon, Murphy & Faucette LLP as to the legality of the Junior Subordinated Debentures and Guarantee to be issued by Provident Bankshares Corporation
   5.2 Opinion and Consent of Richards, Layton & Finger, P.A. as to the legality of the Trust Preferred Securities to be issued by Provident Trust II
   8.1 Tax Opinion of Muldoon, Murphy & Faucette LLP as to certain federal income tax matters
   23.1   Consent of PricewaterhouseCoopers LLP
   23.2   Consent of Muldoon, Murphy & Faucette LLP
          (included in Exhibits 5.1 and 8.1)
   23.3   Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2)
   24.1 Powers of Attorney of certain directors of Provident Bankshares Corporation
   25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, and any amendments, of Bankers Trust Company, as trustee under the Junior Subordinated Indenture, the Amended and Restated Trust Agreement and the Guarantee


Item 17.  Undertakings.

     Each of the undersigned Registrants hereby undertakes:

     1. That, for purposes of determining any liability under the Securities Act of 1933, as amended, and any amendments (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. That, for purposes of determining any liability under the Securities Act, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

     3. That, for the purpose of determining any liability under the Securities Act, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions provided in Item 15 hereof, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission ("Commission") such indemnification is against public policy as expressed in the Securities Act, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered and the Commission remains of the same opinion, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland, on February 18, 2000.

                                        PROVIDENT BANKSHARES CORPORATION

                                        By  /s/ Peter M. Martin
                                            ------------------------------------
                                            Chairman of the Board, President and
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                             Title                                 Date
---------                             -----                                 ----
/s/ Peter M. Martin                   Chairman of the Board, President      February 18, 2000
------------------------------
Peter M. Martin                       and Chief Executive Officer
                                      (Principal Executive Officer)


/s/ Dennis A. Starliper               Chief Financial Officer               February 18, 2000
------------------------------
Dennis A. Starliper                   (Principal Financial and
                                      Accounting Officer)

/s/ Robert B. Barnhill*               Director                              February 18, 2000
------------------------------
Robert B. Barnhill

/s/ Melvin A. Bilal*                  Director                              February 18, 2000
------------------------------
Melvin A. Bilal


/s/ Thomas S. Bozzuto*                Director                              February 18, 2000
------------------------------
Thomas S. Bozzuto


/s/ Dr. Calvin W. Burnett*            Director                              February 18, 2000
------------------------------
Dr. Calvin W. Burnett


/s/ Ward B. Coe, III*                 Director                              February 18, 2000
------------------------------
Ward B. Coe, III


/s/ Charles W. Cole, Jr.*             Director                              February 18, 2000
------------------------------
Charles W. Cole, Jr.


/s/ Pierce B. Dunn*                   Director                              February 18, 2000
------------------------------
Pierce B. Dunn

/s/ Enos K. Fry*                      Director                              February 18, 2000
------------------------------
Enos K. Fry


/s/ Herbert W. Jorgensen*             Director                              February 18, 2000
------------------------------
Herbert W. Jorgensen


/s/ Mark K. Joseph*                   Director                              February 18, 2000
------------------------------
Mark K. Joseph


/s/ Barbara B. Lucas*                 Director                              February 18, 2000
------------------------------
Barbara B. Lucas


/s/ Frederick W. Meier, Jr.*          Director                              February 18, 2000
------------------------------
Fredrick W. Meier, Jr.


/s/ Sister Rosemarie Nassif*          Director                              February 18, 2000
------------------------------
Sister Rosemarie Nassif


/s/ Francis G. Riggs*                 Director                              February 18, 2000
------------------------------
Francis G. Riggs


/s/ Sheila K. Riggs*                  Director                              February 18, 2000
------------------------------
Sheila K. Riggs


/s/ Carl W. Stearn*                   Director                              February 18, 2000
------------------------------
Carl W. Stearn



*By:  /s/ Peter M. Martin                                                   February 18, 2000
      --------------------------------------
      Peter M. Martin, Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Issuer Trust has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on February 18, 2000.


                                        PROVIDENT TRUST II

                                        By: Provident Bankshares Corporation,
                                                as Depositor


                                        By: /s/ Peter M. Martin
                                           ----------------------------------
                                            Peter M. Martin
                                            Chairman of the Board, President and
                                            Chief Executive Officer

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

   1.1    Form of Underwriting Agreement
   4.1 Form of Indenture of Provident Bankshares Corporation relating to the Junior Subordinated Debentures
   4.2    Form of Amended and Restated Trust Agreement of Provident Trust II
   4.3    Form of Guarantee by Provident Bankshares Corporation
   5.1 Opinion and Consent of Muldoon, Murphy & Faucette LLP as to the legality of the Junior Subordinated Debentures and Guarantee to be issued by Provident Bankshares Corporation
   5.2 Opinion and Consent of Richards, Layton & Finger, P.A. as to the legality of the Trust Preferred Securities to be issued by Provident Trust II
   8.1 Tax Opinion of Muldoon, Murphy & Faucette LLP as to certain federal income tax matters
   23.1   Consent of PricewaterhouseCoopers LLP
   23.2   Consent of Muldoon, Murphy & Faucette LLP
          (included in Exhibits 5.1 and 8.1)
   23.3   Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2)
   24.1 Powers of Attorney of certain directors of Provident Bankshares Corporation
   25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, and any amendments, of Bankers Trust Company, as trustee under the Junior Subordinated Indenture, the Amended and Restated Trust Agreement and the Guarantee